Exhibit 2.1

EXECUTION VERSION

EQUITY PURCHASE AGREEMENT

by and among

KAPSTONE KRAFT PAPER CORPORATION,

a Delaware corporation;

KAPSTONE CHARLESTON KRAFT LLC,

a Delaware limited liability company;

VP HOLDCO, INC.,

a Texas corporation;

and

VICTORY PACKAGING MANAGEMENT, LLC,

a Texas limited liability company

Dated as of May 4, 2015

		Page

	ARTICLE I

	DEFINITIONS AND INTERPRETATIONS

1.1.	Definitions	2
1.2.	Interpretation	15

	ARTICLE II

	PURCHASE AND SALE

2.1.	Purchase and Sale of Company Interests	15

	ARTICLE III

	PURCHASE PRICE

3.1.	Purchase Price	16
3.2.	Determination of Estimated Closing Date Cash Payment	16
3.3.	Determination of Closing Date Cash Payment	16
3.4.	Adjustment of Estimated Closing Date Cash Payment	18
3.5.	Earnout	19
3.6.	Federal Income Tax Treatment; Purchase Price Allocation	23
3.7.	Escrow	24
3.8.	Withholding	25

	ARTICLE IV

	CLOSING

4.1.	Closing Date	25
4.2.	Payments on the Closing Date	25
4.3.	Buyers’ Additional Deliveries	26
4.4.	Sellers’ Deliveries	26
4.5.	Letters of Credit and Hedges	27

	ARTICLE V

	REPRESENTATIONS AND WARRANTIES OF SELLERS

5.1.	Organization of the Acquired Companies; Title to Interests	28
5.2.	Organization and Authority of Sellers; No Conflict	29
5.3.	Financial Statements	30
5.4.	Operations Since Balance Sheet Date	31

i

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		Page

13.16.	Time is of the Essence	79
13.17.	Submission to Jurisdiction; Waiver of Jury Trial	79
13.18.	Claims Against Debt Financing Sources	79
13.19.	Privileged Communications	79

v

EQUITY PURCHASE AGREEMENT

EQUITY PURCHASE AGREEMENT, dated as of May 4, 2015 (the “Agreement”) by and among KapStone Kraft Paper Corporation, a Delaware corporation (“KapStone Kraft”); KapStone Charleston Kraft LLC, a Delaware limited liability company (“KapStone Charleston” and, together with KapStone Kraft, each a “Buyer” and collectively the “Buyers”), VP Holdco, Inc., a Texas corporation (“VP Holdco”) and Victory Packaging Management, LLC, a Texas limited liability company (“VPM” and, together with VP Holdco, each a “Seller” and collectively the “Sellers”).

RECITALS:

WHEREAS, (i) Sellers together own all of the general and limited partnership interests (the “Company Interests”) of Victory Packaging L.P., a Texas limited partnership (the “Company”), (ii) Victory Packaging Maquilla Dora LLC, a Texas limited liability company and wholly owned subsidiary of the Company (“Victory MD”), owns all of the outstanding membership interests of Victory Packaging de Mexico, S. de R.L. de C.V., a sociedad de responsabilidad limitada de capital variable organized under the laws of Mexico (“Victory Mexico”), which are not owned by the Company, and (iii) following the Restructuring, Victory MD will also own all of the outstanding equity interests of Comercializadora Victory, S. de R.L. de C.V. a sociedad de responsabilidad limitada de capital variable organized under the laws of Mexico (“Comercializadora”), which are not owned by the Company  (Victory MD’s equity interests in Victory Mexico and Comercializadora, the “Mexican Interests” and, together with the Company Interests, the “Interests”);

WHEREAS, the Acquired Companies are engaged in the Business;

WHEREAS, prior to the Closing, in accordance with Section 7.9, the Sellers shall effectuate the Restructuring;

WHEREAS, Sellers desire to sell to Buyers, and Buyers desire to purchase from Sellers, all of the Company Interests on the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, Buyers, on the one hand, and each Seller and all of VP Holdco’s shareholders, on the other hand, have executed and delivered to one another a Non-Competition and Release Agreement of even date with this Agreement (the “Non-Competition Agreement”), to become effective upon and subject to the Closing, the execution and delivery of which is a material inducement for Buyers to enter into this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, and each of H. Benjamin Samuels and Robert Egan, on the other hand, have executed and delivered to one another an Employment and Non-Competition Agreement of even date with this Agreement (collectively, the “Employment Agreements”), in each case to become effective upon and subject to the Closing and the execution and delivery of which is a material inducement for Buyers to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.1.                            Definitions.  In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

“AAA” has the meaning specified in Section 13.15.

“Accounting Firm” has the meaning specified in Section 3.3(d).

“Accounting Report” has the meaning specified in Section 3.3.

“Acquired Business” means the business, operations, assets and properties associated with a Qualified Acquisition.

“Acquired Companies” means the Company and each Subsidiary of the Company (including, for the avoidance of doubt, the Mexican Subsidiaries).

“Acquired Company Agreements” has the meaning specified in Section 5.17.

“Acquired Company Plans” has the meaning specified in Section 5.14(a).

“Acquired Company Property” means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset used in the Business or owned, leased or used by the Acquired Companies.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or a majority of the assets of a Person, or of all or a majority of any business or division of a Person, (b) becoming the holder of in excess of 50% of the voting securities of any Person, or otherwise causing any Person to become a member of the acquirer’s consolidated group for GAAP purposes, whether such transaction is structured as the acquisition of stock or other equity interests, a merger, consolidation, share exchange or other transaction.

“Adjusted EBITDA” has the meaning given such term in Section 3.5(b).

“Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly through one or more intermediaries Controls, is Controlled by or is under Common Control with such Person.

“Agreed Accounting Principles” means United States generally accepted accounting principles (“GAAP”) consistently applied; provided that, with respect to any matter as to which there is more than one generally accepted accounting principle, Agreed Accounting Principles means the generally accepted accounting principles applied in the preparation of the Balance Sheet; provided further that, notwithstanding the foregoing, for purposes of Sections 3.3 through 3.5, Agreed Accounting Principles shall include the accounting policies and be subject to the exceptions described in Schedule 1.1(A).

“Agreed Adjustments” has the meaning specified in Section 3.3(c).

“Agreed Rate” means the prime rate published by the Wall Street Journal, National Edition, as that rate may vary from time to time, or if that rate is no longer published, a comparable rate.

“Agreed Tax Treatment” has the meaning specified in Section 3.6(a).

“Agreement” has the meaning specified in the preamble and includes any amendments, modifications or supplements approved under Section 13.8.

“Allocation Schedule” has the meaning specified in Section 3.6(b).

“Alternative Financing” has the meaning specified in Section 7.8(a).

“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

“Associate” has the meaning specified in Section 5.25.

“Award” has the meaning specified in Section 13.15.

“Balance Sheet” has the meaning specified in Section 5.3(a).

“Balance Sheet Date” has the meaning specified in Section 5.3(a).

“Base EBITDA” means the “Cumulative Base Adjusted EBITDA” through the last whole month of the applicable Earnout Period (whether for the full Earnout Period or a Stub Period) as set forth on Schedule 1.1(B).

“Basket” has the meaning specified in Section 11.1(a).

“Business” means the business of the Acquired Companies, including the design, sale, marketing, production and distribution of packaging materials, fulfillment services and related goods and services.

“Business Day” means any day other than a Saturday, Sunday or federal holiday on which banks are open for business in New York, New York.

“Buyers” has the meaning specified in the preamble.

“Buyer Ancillary Agreements” means those agreements, instruments and documents being or to be executed and delivered by Buyers as expressly contemplated under this Agreement or in connection herewith, excluding, for the avoidance of doubt, the Employment Agreements and Non-Competition Agreement.

“Buyer Group Member” means (i) the Buyers and their Affiliates, (ii) the directors, officers, employees and agents of Buyers and their Affiliates and (iii) the respective successors and permitted assigns of each of the foregoing.

“Buyers’ Fundamental Representations” has the meaning specified in Section 11.2(a).

“Cash” means the aggregate amount of the Acquired Companies’ cash and cash equivalents as determined in accordance with GAAP (provided that any cash held by the Mexican Subsidiaries in excess of $250,000 in the aggregate shall be credited 60% of the US Dollar equivalent).

“Change of Control” means the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully diluted basis; or (b) a majority of the members of the Board of Directors of Parent shall cease to be Continuing Members (as defined below).  Notwithstanding the foregoing, it shall not constitute a Change of Control upon either (i) the acquisition by any one or more Exempt Persons (as defined below) (acting singly or in concert) of the “beneficial ownership” of 50% or more of the voting securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully diluted basis, or (ii) any event or transaction that otherwise would constitute a Change of Control if, after giving effect thereto, either Roger Stone or Matthew Kaplan holds either or both the offices of executive Chairman of the Board or Chief Executive Officer of the Parent or the successor entity which is the ultimate parent entity which directly or indirectly controls the Acquired Companies.  For purposes of the foregoing, (x) “Continuing Member” means a member of the Board of Directors of Parent who either (i) was a member of Parent’s Board of Directors on the day before the Closing Date and has been such continuously thereafter or (ii) became a member of such Board of Directors on or after the Closing Date and whose election or nomination for election by the stockholders of Parent was approved by a vote of the majority of the Continuing Members then members of Parent’s Board of Directors and (y) “Exempt Person” means each member of the class consisting of:  (i) Roger Stone, (ii) Matthew Kaplan and (iii) so long as voting control is retained by such Person, any spouse, lineal descendant, parent or sibling of such Person, or any trust or similar estate planning entity controlled by such Person or whose beneficiaries or owners are solely comprised of such Person’s spouse, lineal descendant, parent or sibling.

“Claim Notice” has the meaning specified in Section 11.3(a).

“Closing” means the closing of the transfer of the Company Interests from Sellers to Buyers.

“Closing Date” has the meaning specified in Section 4.1.

“Closing Date Bonuses” has the meaning set forth on Schedule 1.1(E).

“Closing Date Cash” has the meaning specified in Section 3.3.

“Closing Date Cash Payment” means $615,000,000 (i) minus the Negative Working Capital Adjustment Amount, or plus the Positive Working Capital Adjustment Amount, (ii) minus the Transaction Expenses; (iii) minus the Closing Date Indebtedness; (iv) minus the Closing Date Bonuses; and (v) plus the Closing Date Cash.

“Closing Date Indebtedness” has the meaning specified in Section 3.3.

“Closing Date Transaction Expenses” has the meaning specified in Section 3.3.

“Code” means the Internal Revenue Code of 1986.

“Comercializadora” has the meaning specified in the first recital.

“Company” has the meaning specified in the first recital.

“Company Interests” has the meaning specified in the first recital.

“Confidentiality Agreement” means the Confidentiality Agreement dated October 24, 2014 between Parent and the Company, as amended by Amendment No. 1 to Confidentiality Agreement, dated as of April 2, 2015.

“Continuing Employee” means any Person who is employed by an Acquired Company immediately prior to the Closing and who remains so employed immediately after the Closing.

“Contract” means any written or oral agreement, contract, license, sublicense, subcontract, lease, instrument, note or other legally binding commitment or undertaking of any nature.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  The terms “Controlled by,” “under Common Control with” and “Controlling” shall have correlative meanings.

“Copyrights” means United States and non-U.S. copyrights, copyrightable works and mask works (as defined in 17 U.S.C. §901), whether registered or unregistered, and pending applications to register the same.

“Court Order” means any judgment, order, award or decree of any United States federal, state or local, or any supra-national or non-U.S. court or tribunal and any award in any arbitration proceeding.

“Debt Commitment Letter” has the meaning specified in Section 6.4.

“Debt Financing Sources” has the meaning specified in Section 13.18.

“Dispute” has the meaning specified in Section 13.15.

“Distribution” has the meaning specified in Section 7.9.

“Earnest Money” the $500,000 deposited by Timmons with an escrow agent in respect of each Timmons-Seefried Purchase Agreement, for an aggregate amount of $1,000,000, to secure Timmons’ performance thereunder, with funds advanced to it by the Company.

“Earnout Amount” has the meaning given such term in Section 3.5.

“Earnout Calculation” has the meaning given such term in Section 3.5(f).

“Earnout Calculation Statement” has the meaning given such term in Section 3.5(f).

“Earnout Objection Notice” has the meaning given such term in Section 3.5(f).

“Earnout Period” means the period commencing on the first day of the first calendar month following the month in which Closing occurs (unless Closing occurs on the first day of the month, in which case the Earnout Period shall commence on the Closing Date) and ending on the last day of the 30th calendar month thereafter; provided, however, that if commencing the Earnout Period on the first day of the first calendar month following the month in which Closing occurs would result in KapStone closing the books of the Acquired Companies on a partial month basis for the month in which Closing occurs and such month is not also the end of a KapStone fiscal quarter, the Earnout Period shall commence on the first day of the second calendar month following the month in which the Closing occurs.

“EBITDA” means, for any Person and for any period, the consolidated net income of that Person plus, to the extent deducted in calculating such consolidated net income, depreciation, amortization, other non-cash items, interest expense, and expense associated with foreign, federal, state and local taxes measured by income.  EBITDA shall exclude the effect of any extraordinary items of gain or loss, shall not include gains, losses or profits realized from the sale of capital assets or marketable securities, shall be calculated without regard to any income, expense, gain or loss realized from a cumulative effect of a change in accounting principles, and shall not include the income or loss generated from discontinued operations, all within the meaning of GAAP.

“Employment Agreements” has the meaning specified in the sixth recital.

“Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement, and any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.

“Environmental Law” means all applicable Requirements of Laws relating to or addressing pollution or protection of the environment, health or safety, wetlands and natural resources, or the presence, use, handling, storage, discharge, emission or release of, or the causing of any exposure to, any hazardous or toxic substance or waste, and any binding judicial or administrative decrees, orders, authorizations or permits pursuant to such laws, as such laws, regulations and Mexican official norms have been amended or supplemented.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which together with any Acquired Company would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Escrow Account” has the meaning specified in Section 3.7.

“Escrow Agent” means Fifth Third Bank, an Ohio banking corporation, or such other escrow agent as is mutually agreed by the parties hereto.

“Escrow Agreement” means the Escrow Agreement, to be negotiated in good faith prior to the Closing in a form reasonably acceptable to the Parties, by and among the Buyers, the Sellers’ Representative and the Escrow Agent.

“Escrow Amount” means $40,000,000.

“Escrow Funds” has the meaning specified in Section 3.7.

“Escrowed Lease Agreements” means, collectively, each lease agreement between Seefried, as landlord, and the Company, as tenant, pursuant to which the Company has agreed to lease from Seefried the applicable Escrowed Real Property on the terms described therein if the closing under each Timmons-Seefried Purchase Agreement does not occur as a result of Timmons’ default thereunder.

“Escrowed Real Property” means the real property covered by the Timmons-Seefried Purchase Agreements.

“Estimated Closing Date Cash” has the meaning specified in Section 3.2.

“Estimated Closing Date Indebtedness” has the meaning specified in Section 3.2.

“Estimated Closing Date Cash Payment” means the Closing Date Cash Payment, as defined herein, but determined on an estimated basis by Sellers in good faith and as reflected in the certificate referred to in Section 3.2.

“Estimated Closing Date Transaction Expenses” has the meaning specified in Section 3.2.

“Estimated Earnout Calculation” has the meaning specified in Section 3.5(d).

“Estimated Earnout Objection Notice” has the meaning specified in Section 3.5(d).

“Estimated Valuation Date Working Capital Amount” has the meaning specified in Section 3.2.

“Exchange Act” means the Securities Exchange Act of 1934.

“Expenses” means any and all out of pocket expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“FLA” means the Mexican Federal Labor Law.

“FTC” means the United States Federal Trade Commission.

“Financing” has the meaning specified in Section 6.4.

“GAAP” has the meaning specified in the definition of Agreed Accounting Principles.

“Government Bid” means any quotation, bid or proposal by or on behalf of the Business that, if accepted or awarded, would result in a Government Contract.

“Governmental Body” means any United States federal, state or local, or any supra-national or non-U.S., government, political subdivision, governmental, regulatory or administrative authority, instrumentality, quasi governmental agency (including, for the avoidance of doubt, the United States Postal Service) agency body or commission, self-regulatory organization, court, tribunal or judicial or arbitral body.

“Government Contract” means (i) any prime contract, subcontract, letter contract, purchase order, task order, delivery order or other Contract that is between a Governmental Body, on the one hand, and any of the Acquired Companies, on the other hand, or (ii) is entered into by any of the Acquired Companies as a subcontractor (at any tier) in connection with a Contract between another entity and a Governmental Body.

“Governmental Permits” has the meaning specified in Section 5.8(a).

“Hazardous Materials” means any waste, pollutant, contaminant, hazardous or toxic substance, petroleum or petroleum-derived by-product or waste, asbestos, or any other constituent of any substance or waste to the extent defined in, regulated under or for which Liability or standards of care are imposed by any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IMSS” means the Mexican Social Security Institute (Instituto Mexicano de Seguro Social).

“Indebtedness” of any Person means, without duplication, (i) indebtedness of such Person for money borrowed; (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (iii) all obligations in respect of interest rate, currency or commodity obligation swaps, caps, floors, hedges or similar arrangements of such Person; (iv) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding, for the absence of doubt, trade accounts payable and other current liabilities incurred in the ordinary course of the Business and included in the Valuation Date Working Capital Amount); (v) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (vi) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person); and (ix) all obligations of such Person for interest, premiums, penalties, fees, make-whole payments, expenses, indemnities, breakage costs and bank overdrafts with respect to the items described in clauses (i) through (viii) above.

“Indemnified Event” has the meaning specified in Section 11.7.

“Indemnified Party” has the meaning specified in Section 11.3(a).

“Indemnitor” has the meaning specified in Section 11.3(a).

“INFONAVIT” means the Mexican Low Cost Housing Fund (Instituto del Fondo Nacional de la Vivienda par los Trabajadores).

“Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets.

“Interests” has the meaning specified in the first recital.

“Interim Earnout Period” has the meaning specified in Section 3.5(d).

“IRS” means the Internal Revenue Service.

“KapStone” means Parent and all of its existing and future subsidiaries and Affiliates, other than the Acquired Companies.

“KapStone Charleston” has the meaning specified in the preamble.

“KapStone Kraft” has the meaning specified in the preamble.

“Knowledge” or “Known” means, (i) with respect to Sellers, the actual knowledge of those individuals set forth on Schedule 1.1(C), after their good faith inquiry of their respective direct reports,  and (ii) with respect to Buyers, the actual knowledge of those individuals set forth on Schedule 1.1(D), after their good faith inquiry of their respective direct reports.

“Leased Real Property” has the meaning specified in Section 5.9(a).

“Leedo” means Leedo Manufacturing Company, L.P.

“Lenders” means the financial institutions party to the Debt Commitment Letters.

“Liability” means any debt, obligation, claim or liability of any nature (including any unmatured, unaccrued or contingent Liability), regardless of whether such debt, obligation, claim or Liability is immediately due and payable.

“Losses” means any and all losses, costs, obligations, Liabilities, settlement payments, awards, judgments, Taxes, fines, penalties, damages, deficiencies or other charges.

“Maquila Program” means the Decreto que otorga estímulos fiscales a la industria manufacturera, maquiladora y de servicios de exportación, published in the Federal Official Daily in Mexico on December 26, 2013.

“Material Adverse Effect” or “Material Adverse Change” means any fact, occurrence, condition, circumstance, change or effect that, when taken together with all other changes or effects, has had or would reasonably be expected to have a material adverse effect on the assets, results of operations or financial condition of the Acquired Companies taken as a whole, other than any change or effect arising out of, resulting from or attributable to: (i) economic conditions or the Acquired Companies’ industry or industry sector, including changes in commodity prices, (ii) political conditions generally of the United States or any other jurisdictions in which the Acquired Companies operate, (iii) the securities markets, credit markets, currency markets or other financial markets (including changes in interest rates and the availability of financing), (iv) changes in Requirements of Laws or GAAP, (v) any acts of God, (vi) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, (vii) the entry into and announcement of this Agreement and the consummation of the transactions contemplated hereby (except with respect to the matters described in Section 5.2(b)), or (viii) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, that any change or effect referred to in clauses (i) through (vi) above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent such change or effect has a disproportionate effect on the Acquired Companies, taken as a whole, compared to other participants in the industries in which the Acquired Companies operate.

“Maximum EBITDA” means the “Cumulative Maximum Adjusted EBITDA” through the last whole month of the applicable Earnout Period (whether for the full Earnout Period or a Stub Period) as set forth on Schedule 1.1(B).

“Mexican Interests” has the meaning specified in the first recital.

“Mexican Subsidiaries” means, collectively, Victory Mexico and Comercializadora.

“Mexican Subsidiary Section 338 Elections” has the meaning specified in Section 8.1(e).

“Mexico” means the United Mexican States.

“Negative Working Capital Adjustment Amount” has the meaning specified in Section 3.1(ii).

“New Commitment Letter” has the meaning specified in Section 7.8(a).

“Non-Competition Agreement” has the meaning specified in the fifth recital.

“Nonqualified Deferred Compensation Plan” has the meaning specified in Section 5.14(i).

“Outside Date” has the meaning specified in Section 12.1(b).

“Parent” means KapStone Paper and Packaging Corporation, a Delaware corporation.

“Patent Rights” means United States and non-U.S. patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisionals, reissues, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) or improvements thereto.

“Pending Claim” has the meaning specified in Section 3.7.

“Permitted Encumbrances” means (i) Encumbrances for Taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith by appropriate proceedings for which adequate reserves exist in accordance with GAAP; (ii) Encumbrances of landlords and Encumbrances of carriers, warehousemen, mechanics and materialmen and other similar liens imposed by law or Contract arising in the ordinary course of the Business for sums not yet due and payable; (iii) other Encumbrances or imperfections on property which do not adversely affect title to, detract from the value of, or impair the existing use of, the property affected by such lien or imperfection; (iv) Encumbrances incurred or deposits made in the ordinary course of the Business in connection with workers’ compensation, unemployment insurance and other types of social security, and (v) Requirements of Laws, including building and zoning Requirements of Laws relating to the Leased Real Property which are not violated by the current use of the Leased Real Property.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, limited liability company, association, joint-stock company, trust, unincorporated organization, firm or other enterprise or Governmental Body.

“Positive Working Capital Adjustment Amount” has the meaning specified in Section 3.1(a)(iii).

“Preliminary Accounting Report” has the meaning specified in Section 3.3(a)(iii).

“Preliminary Cash Determination” has the meaning specified in Section 3.3(a)(iii).

“Preliminary Closing Date Cash Payment” has the meaning specified in Section 3.3(a)(ii).

“Preliminary Indebtedness Determination” has the meaning specified in Section 3.3(a)(iii).

“Preliminary Transaction Expenses Determination” has the meaning specified in Section 3.3(a)(iii).

“Preliminary Valuation Date Working Capital Statement” has the meaning specified in Section 3.3(a)(i).

“Privileged Communications” means any attorney-client communications, confidences, files, work product or other communications in respect of the Seller Engagements.

“Products” means all products manufactured, marketed, sold or licensed by the Acquired Companies prior to the Closing Date.

“Purchase Price” has the meaning specified in Section 3.1.

“Qualified Acquisition” means an Acquisition by KapStone or an Acquired Company during the Earnout Period in which (i) the Acquired Business is conducted wholly or in part within the Business (provided, however, that if the Acquired Business is conducted both within and outside the Business, then following consummation of the Acquisition, KapStone may separate the business, operations, assets and properties of the Acquired Business between those conducted within the Business, which will be considered part of the Qualified Acquisition, and those conducted outside the Business, which will not be considered part of the Qualified Acquisition), and (ii) the total consideration paid in the Acquisition (including all debt and liabilities assumed in connection therewith and the fair market value of any securities issued or other property transferred pursuant thereto, but excluding all transaction costs, contingent consideration, and employment or no-compete payments paid or incurred in connection therewith), (A) when combined with the total consideration paid in all previous Qualified Acquisitions, does not exceed $20,000,000 and (B) does not exceed $10,000,000 for any individual Acquisition.  If any Acquisition exceeds $10,000,000, it shall not be considered a Qualified Acquisition, and no portion of such Acquisition shall be deemed to be a Qualified Acquisition.  If any Acquisition causes the total of all otherwise Qualified Acquisitions to exceed such $20,000,000 threshold, then for purposes of Section 3.5(c), a prorated portion of the Adjusted EBITDA from the last Acquisition which caused such threshold to be exceeded shall be included in Victory’s Adjusted EBITDA.  By way of example only, if two Qualified Acquisitions had total consideration of $15,000,000 and a third Acquisition had total consideration of $10,000,000, then 50% of the Adjusted EBITDA of the Acquired Business from that third Acquisition will be included in Victory’s Adjusted EBITDA.

“Real Property Leases” has the meaning specified in Section 5.9(a).

“Related Persons” has the meaning specified in Section 5.25.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Material into the indoor or outdoor environment or into or out of any property, including the movement of

Hazardous Materials through or in the air, soil, surface water or groundwater at, on or under any Leased Real Property.

“Remedial Action” means actions required by applicable Environmental Laws or a Governmental Body with applicable jurisdiction to (i) clean up, remove, treat or in any other way address Hazardous Materials in the indoor or outdoor environment, (ii) prevent the Release or threatened Release or minimize the further Release of Hazardous Materials or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

“Representative” means, with respect to any Person, any director, officer, Affiliate, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Requirements of Laws” means any United States federal, state and local, and any non-U.S. laws, treaties, statutes, regulations, rules, directives, guidance, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including those pertaining to electrical, building, zoning, subdivision, land use, environmental and occupational safety and health requirements) or common law.

“Restructuring” has the meaning specified in Section 7.9.

“SAR” means the Savings System for Retirement (Sistema de Ahorro para el Retiro) of Mexico.

“SEC” means the Securities and Exchange Commission.

“Seefried” means Seefried Industrial Properties, Inc.

“Seller” and “Sellers” has the meaning specified in the preamble.

“Seller Engagements” means any matters for which either Seller or any Acquired Company has engaged Thompson & Knight LLP or any other counsel in connection with a possible negotiated transaction involving any of the Acquired Companies and/or any financing transaction related thereto, excluding, for the avoidance of doubt, any commercial or other transactions in the ordinary course of business.

“Sellers Group Member” means each of (i) Sellers and their respective Affiliates, (ii) the directors, officers, employees and agents of each of the Sellers and their respective Affiliates and (iii) the respective successors and permitted assigns of each of the foregoing.

“Sellers’ Fundamental Representations” has the meaning specified in Section 11.1(a)(vi).

“Sellers’ Representative” has the meaning specified in Section 13.7(a).

“Seller Ancillary Agreements” means those agreements, instruments and documents being or to be executed and delivered by Sellers or Sellers’ Representative as expressly contemplated under this Agreement or in connection herewith, excluding, for the avoidance of doubt, the Employment Agreements and the Non-Competition Agreement.

“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials, whether in source code or object code.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Stub Earnout Amount” has the meaning given such term in Section 3.5(g)(i).

“Stub Period” means the period commencing on the first day of the Earnout Period and ending on the last day of the last full calendar month immediately prior to the month in which a Change of Control occurs.

“Subsidiary” a Person shall be deemed to be a “Subsidiary” of another Person if such other Person directly or indirectly owns, beneficially or of record: (i) an amount of voting securities of or other interests in such Person that is sufficient to enable such other Person to elect at least a majority of the members of such Person’s board of directors or other governing body; or (ii) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Person.

“Tax” (and, with correlative meaning, “Taxes”) means:  (i)  any federal, state, municipal, local or foreign net income, gross income, gross receipts, windfall profit, gains, severance, property, production, sales, use, license, excise, escheat, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under Code Section 59A), unclaimed property Liability, dues to IMSS and INFONAVIT or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body including those associated with the Maquila Program operated by Victory Mexico; and (ii) any Liability of any Acquired Company for the payment of amounts determined by reference to amounts described in clause (i) as a result of such Acquired Company being (or having been) a member of an affiliated, consolidated, combined or unitary group, as a result of any obligation of any Acquired Company under any Tax sharing arrangement or Tax indemnity arrangement, as a result of such Acquired Company being a transferee or successor, by contract, or otherwise.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Person Claim” has the meaning specified in Section 11.3(a).

“Timmons” means Timmons Realty, Inc.

“Timmons Lease Agreements” means, collectively, each lease agreement between Timmons, as landlord, and the Company, as tenant, dated in each case as of May 4, 2015, pursuant to which the Company has agreed to lease from Timmons the applicable Escrowed Real Property on the terms described therein if the closing under each Timmons-Seefried Purchase Agreement occurs.

“Timmons-Seefried Purchase Agreements” means, collectively, (i) the Purchase and Sale Agreement dated December 9, 2014 between Timmons and Seefried, under which Timmons has agreed to purchase the real property described therein located in

Bellingham, Massachusetts upon completion of construction of certain improvements thereon, and (ii) the Purchase and Sale Agreement dated April 30, 2014 between Timmons and Seefried under which Timmons has agreed to purchase the real property described therein located in Aurora, Illinois upon completion of construction of certain improvements thereon.

“Trade Secrets” means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, technology, algorithms, models, formulas, research and development results, reports, data, customer lists, supplier lists, mailing lists, business plans, business processes and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence.

“Trademarks” means United States, state and non-U.S. trademarks, service marks, trade names, Internet domain names, moral rights, designs, logos, slogans and general intangibles of like nature, whether registered or unregistered, and pending registrations and applications to register the foregoing, and all goodwill of the Business associated therewith.

“Transaction Expenses” means any fees, costs, Liabilities and expenses incurred or subject to reimbursement by any of the Acquired Companies, in each case in connection with the transactions contemplated by this Agreement and only to the extent not paid prior to the Closing, including (i) any brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses; (ii) any fees, costs and expenses of counsel, accountants or other advisors or service providers; and (iii) any change of control, transaction bonus and similar payments (other than Closing Date Bonuses) payable to directors, officers or employees of any Acquired Company.  For the absence of doubt, Transaction Expenses do not include any fees, costs, Liabilities or expenses incurred by any Buyer Group Member (excluding the Acquired Companies at or prior to the Closing).

“Valuation Date” means 12:01 am, Central time, on the Closing Date.

“Valuation Date Working Capital Amount” means the excess of (i) accounts receivable—trade (net), accounts receivable—related parties and employees, accounts receivable—rebates and other, inventory (net) and prepaid expenses and other current assets (solely to the extent prepaid expenses benefit the Acquired Companies after the Closing) over (ii) accounts payable, accrued rebates to customers, accrued compensation and employees costs, other accrued expenses on the Valuation Date; provided, however, that the Valuation Date Working Capital Amount shall exclude all assets and liabilities in respect of Taxes, any Transaction Expenses, the Closing Date Bonuses, and any Liabilities in respect of hedges and letters of credit, any derivative asset or liability on the Valuation Date.

“Valuation Date Working Capital Statement” has the meaning specified in Section 3.3.

“Victory 401(k) Plan” means the Victory Packaging (GSC in CA) and Company 401(k) Plan.

“Victory MD” has the meaning specified in the first recital.

“Victory Mexico” has the meaning specified in the first recital.

“VP Holdco” has the meaning specified in the preamble.

“VPM” has the meaning specified in the preamble.

“WARN” has the meaning specified in Section 5.15.

1.2.                            Interpretation.  For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”, (ii) the word “or” is not exclusive, (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole and (iv) any reference to “$”, unless explicitly stated, shall mean U.S. dollars.  Unless the context otherwise requires, references herein: (i) to Articles, Sections and Schedules mean the Articles and Sections of, and the Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder; and (iv) references to either Seller or any Acquired Company shall be deemed to include any Person that has been merged into or is otherwise a predecessor to such Seller or Acquired Company, as applicable.  The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.  Any document, list or other item shall be deemed to have been “made available” to Buyers for all purposes hereof only if such document, list or other item was posted at least two calendar days before the date hereof in the electronic data room established by Sellers in connection with the transactions contemplated hereby.  This Agreement, the Buyer Ancillary Agreements and the Seller Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

ARTICLE II

PURCHASE AND SALE

2.1.                            Purchase and Sale of Company Interests.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date, (a) VP Holdco shall sell, transfer, assign, convey and deliver to KapStone Kraft, and KapStone Kraft shall purchase and accept from VP Holdco, all right, title and interest in and to the Company Interests owned by VP Holdco and (b) VPM shall sell, transfer, assign, convey and deliver to KapStone Charleston, and KapStone Charleston shall purchase and accept from VPM, all right, title and interest in and to the Company Interests owned by VPM, in each case free and clear of all Encumbrances other than Encumbrances imposed by federal and state securities laws.

ARTICLE III

PURCHASE PRICE

3.1.                            Purchase Price.  The purchase price for the Company Interests (the “Purchase Price”) shall be determined in accordance with the provisions of this Article III and shall be equal to:

(i)                                     $615,000,000;

(ii)                                  minus the amount, if any, by which the Valuation Date Working Capital Amount is less than $170,000,000 (the “Negative Working Capital Adjustment Amount”);

(iii)                               plus the amount, if any, by which the Valuation Date Working Capital Amount is more than $170,000,000 (the “Positive Working Capital Adjustment Amount”);

(iv)                              minus an amount equal to the Transaction Expenses;

(v)                                 minus an amount equal to the Closing Date Indebtedness (subject to Section 4.5);

(vi)                              minus an amount equal to the Closing Date Bonuses;

(vii)                           plus an amount equal to the Closing Date Cash; and

(viii)                        plus the Earnout Amount, if any, payable in accordance with Section 3.5.

3.2.                            Determination of Estimated Closing Date Cash Payment.  At least three Business Days prior to the Closing Date, the Sellers’ Representative shall deliver to Buyers a certificate executed on behalf of Sellers, dated the date of its delivery, stating that there has been conducted under its supervision a review of all relevant information and data then available and setting forth Sellers’ good faith estimate of the Estimated Closing Date Cash Payment, including (a) Cash as of the Valuation Date (the “Estimated Closing Date Cash”), (b) the aggregate Indebtedness of the Acquired Companies as of the Valuation Date, including Indebtedness reflected in the payoff letter described in Section 4.4(h) (the “Estimated Closing Date Indebtedness”), (c) Transaction Expenses as of the Valuation Date (the “Estimated Closing Date Transaction Expenses”) (d) the amount of the Closing Date Bonuses, and (e) the Valuation Date Working Capital Amount (the “Estimated Valuation Date Working Capital Amount”).

3.3.                            Determination of Closing Date Cash Payment.

(a)                                 As promptly as practicable following the Closing Date (but not later than 90 days after the Closing Date), Buyers shall:

(i)                                     prepare, in accordance with the Agreed Accounting Principles, a statement with an estimate of the Valuation Date Working Capital Amount (the “Preliminary Valuation Date Working Capital Statement”);

(ii)                                  determine the Closing Date Cash Payment in accordance with the provisions of this Agreement (such Closing Date Cash Payment as determined by Buyers being referred to as the “Preliminary Closing Date Cash Payment”); and

(iii)                               deliver to the Sellers’ Representative the Preliminary Valuation Date Working Capital Statement and a certificate setting forth (A) Cash as of the Valuation Date (the “Preliminary Cash Determination”), (B) the aggregate Indebtedness of the Acquired Companies as of the Valuation Date (the “Preliminary Indebtedness Determination”),  (C) Transaction Expenses as of the Valuation Date (the “Preliminary Transaction Expenses Determination”) and (D) the Preliminary Closing Date Cash Payment (together with the Preliminary Cash Determination, the Preliminary Indebtedness Determination and the Preliminary Transaction Expenses Determination, the “Preliminary Accounting Report”).  The amount of the Closing Date Bonuses shall be fixed at the time of Closing and shall not  be subject to adjustment as provided  in this Section 3.3 or Section 3.4 below.

The inventory valuation set forth in the Preliminary Valuation Date Working Capital Statement shall be based on the physical inventory to be taken by Buyers and the Sellers on a date agreed to by Buyers and Sellers and no more than 10 Business Days prior to the Closing Date (at which Representatives of Buyers and Sellers are to be present), as updated by the Acquired Companies’ inventory records for the period after the taking of such physical inventory through the Valuation Date.  A full inventory count shall be performed at the Acquired Companies’ eight largest facilities (provided that the Buyers reserve the right to reasonably expand the scope beyond the eight largest facilities of the Acquired Companies if the full inventory count reveals any material differences in the amount of inventory at a facility and the internal accounting records of the Acquired Companies) and cycle counts (in accordance with the usual conduct of the Business) shall be performed at each of the Acquired Companies’ other facilities, in each case during the weekend of May 16, 2015, or such other time as mutually agreed to by the parties.

(b)                                 Promptly following receipt of the Preliminary Accounting Report, the Sellers’ Representative may review the same and, within 30 days after the date of such receipt, may deliver to Buyers a certificate (signed by the Sellers’ Representative) setting forth its objections to the Preliminary Valuation Date Working Capital Statement, Preliminary Cash Determination, Preliminary Indebtedness Determination, Preliminary Transaction Expenses Determination and the Preliminary Closing Date Cash Payment as set forth in the Preliminary Accounting Report, together with a summary of the reasons therefor and calculations which, in its view, are necessary to eliminate such objections.  If the Sellers’ Representative does not so object within such 30-day period, the Preliminary Valuation Date Working Capital Statement and the Preliminary Cash Determination, Preliminary Indebtedness Determination, Preliminary Transaction Expenses and the Preliminary Closing Date Cash Payment set forth in the Preliminary Accounting Report shall be final and binding as the “Valuation Date Working Capital Statement,” “Closing Date Cash,” “Closing Date Indebtedness,” “Closing Date Transaction Expenses,” “Closing Date Cash Payment,” and the “Accounting Report,” respectively, for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement except as expressly set forth herein.

(c)                                  If the Sellers’ Representative so objects within such 30-day period, Buyers and Sellers, acting through the Sellers’ Representative, shall use their reasonable efforts to resolve by written agreement (the “Agreed Adjustments”) any differences as to the Preliminary Valuation Date Working Capital Statement, Preliminary Cash Determination, Preliminary Indebtedness Determination, Preliminary Transaction Expenses and the Preliminary Closing Date Cash

Payment and, if the Sellers’ Representative and Buyers so resolve any such differences, the Preliminary Valuation Date Working Capital Statement and the Preliminary Cash Determination, Preliminary Indebtedness Determination, Preliminary Transaction Expenses and the Preliminary Closing Date Cash Payment set forth in the Preliminary Accounting Report as adjusted by the Agreed Adjustments shall be final and binding as the “Valuation Date Working Capital Statement,” “Closing Date Cash,” “Closing Date Indebtedness,” “Closing Date Transaction Expenses,” “Closing Date Cash Payment” and the “Accounting Report,” respectively, for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement except as expressly set forth herein.

(d)                                 If any objections raised by the Sellers’ Representative are not resolved by Agreed Adjustments within the 30-day period next following such initial 30-day objection period, then Buyers and the Sellers’ Representative shall submit the objections that are then unresolved to the Houston office of Deloitte & Touche LLP (or to such other national accounting firm agreed to in writing by the Sellers’ Representative and Buyers) and such firm (the “Accounting Firm”) shall be directed by Buyers and the Sellers’ Representative to resolve the unresolved objections (based solely on the presentations by Buyers and by the Sellers’ Representative as to whether any disputed matter had been determined in a manner consistent with the Agreed Accounting Principles) as promptly as reasonably practicable and to deliver written notice to each of Buyers and the Sellers’ Representative setting forth such Accounting Firm’s resolution of the disputed matters.  The Preliminary Valuation Date Working Capital Statement, Preliminary Cash Determination, Preliminary Indebtedness Determination, Preliminary Transaction Expenses and the Preliminary Closing Date Cash Payment, after giving effect to any Agreed Adjustments and to the resolution of disputed matters by the Accounting Firm, shall be final and binding as the “Valuation Date Working Capital Statement,” “Closing Date Cash,” “Closing Date Indebtedness,” “Closing Date Transaction Expenses,” “Closing Date Cash Payment,” and the “Accounting Report,” respectively, for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement except as expressly set forth herein.

(e)                                  The parties hereto shall make available to Buyers, the Sellers’ Representative and, if applicable, the Accounting Firm, such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare or review the Preliminary Valuation Date Working Capital Statement, Preliminary Accounting Report or any other matters submitted to the Accounting Firm.  The fees and expenses of the Accounting Firm shall be paid proportionately by Buyers and Sellers based on the determination of the Accounting Firm of the unresolved objections submitted to it pursuant to Section 3.3(d).  The calculation of such proportionate payments shall be based on the relative position of the determination of the Accounting Firm in comparison to the positions submitted to it by Buyers and the Sellers’ Representative pursuant to Section 3.3(d), utilizing the values of such items as initially submitted by the parties to the Accounting Firm.  Such proportional allocations shall be determined by the Accounting Firm at the time its determination is rendered on the disputed items.

3.4.                            Adjustment of Estimated Closing Date Cash Payment.  Promptly (but not later than five Business Days) after the determination of the Closing Date Cash Payment pursuant to Section 3.3 that is final and binding as set forth therein:

(a)                                 if the Closing Date Cash Payment exceeds the Estimated Closing Date Cash Payment, Buyers shall pay to the Sellers’ Representative, as representative of Sellers, by wire transfer of immediately available funds to such bank account of the Sellers’ Representative as the Sellers’ Representative shall designate in writing to Buyers, an amount equal to the excess of the Closing Date Cash Payment over the Estimated Closing Date Cash Payment, plus interest on such excess from the Closing Date to the date of payment thereof at the Agreed Rate; or

(b)                                 if the Estimated Closing Date Cash Payment exceeds the Closing Date Cash Payment, Sellers shall pay to Buyers, by wire transfer of immediately available funds to such bank account of Buyers as Buyers shall designate in writing to the Sellers’ Representative, an amount equal to the excess of the Estimated Closing Date Cash Payment over the Closing Date Cash Payment, plus interest on such excess from the Closing Date to the date of payment thereof at the Agreed Rate.  If Sellers fail to pay such amount within such five-Business Day time period, Buyers shall be entitled to recover such amount from the Escrow Account and Buyers and the Sellers’ Representative, in such event, shall execute joint written instructions to the Escrow Agent to that effect.  In the event that Buyers recover such amount from the Escrow Amount, Sellers shall promptly (but in any event within five Business Days of the date of such joint written instruction) deposit or cause to be deposited cash with the Escrow Agent in an amount equal to the amount released from the Escrow Amount to Buyers pursuant to this Section 3.4(b).

3.5.                            Earnout.  Buyers shall pay to Sellers, as additional Purchase Price hereunder, an amount (the “Earnout Amount”) equal to $25,000,000, or such proportion thereof in relation to the amount to which Adjusted EBITDA bears between Base EBITDA and Maximum EBITDA as determined as follows:

[Adjusted EBITDA — Base EBITDA] ÷ [Maximum EBITDA — Base EBITDA] x $25,000,000

(a)                                 If Adjusted EBITDA for the Earnout Period exceeds Base EBITDA, then Buyers shall pay the Earnout Amount in cash to the Sellers’ Representative (on behalf of Sellers) within five Business Days following the final determination of the Earnout Amount as hereafter provided.  The maximum Earnout Amount payable under this Section 3.5 is $25,000,000.  If the calculation of the Earnout Amount yields a negative number, the Earnout Amount shall be deemed to be zero and no payment shall be made under this Section 3.5.

(b)                                 Subject to the remaining provisions of this Section 3.5, “Adjusted EBITDA” shall mean the EBITDA of the Acquired Companies for the Earnout Period (or, if Section 3.5(f) applies, the Stub Period), subject to the following adjustments:

(i)                                     Other than as expressly set forth herein, Adjusted EBITDA shall be calculated on a stand-alone basis as if the Acquired Companies were being operated on a separate and independent basis and in a manner consistent with the audited financial statements described in Section 5.3(a), and Adjusted EBITDA shall not reflect any deductions or expenses for any cost-sharing expenses, management, advisory or other fees, or other corporate overhead charges by or among KapStone, or any expenses of KapStone incurred in order to comply with its obligations as a public company under applicable securities laws (other than those incurred in connection with the audit of the Acquired Companies’ consolidated financial statements).  Notwithstanding the foregoing, KapStone may allocate to the Acquired Companies for purposes of determining Adjusted

EBITDA their allocable share of (x) the reasonable cost of all services (including finance, accounting, legal, human resources and other centralized functions) provided by KapStone during such period but only to the extent provided in connection with the operation of the Business, (y) any reasonable out-of-pocket costs for products or services purchased or procured and paid for by KapStone from third parties for the benefit of the Acquired Companies, such as insurance and marketing, but only to the extent purchased or procured and paid for in connection with the operation of the Business, provided that such costs shall be appropriately reduced to a commercially reasonable amount that does not materially exceed the cost currently incurred by the Acquired Companies in connection with providing such services if such costs are not commercially reasonable or materially exceed the costs that the Acquired Companies currently incur in connection with providing such products or services.

(ii)                                  There shall be added to the Acquired Companies’ EBITDA an amount equal to three percent (3%) of the amount of KapStone’s corrugated box sales to any customer in excess of $1,000,000 per year for such customer that any Acquired Company provides the sales lead for or otherwise originates during the Earnout Period if (A) (1) such customer is not an existing customer of KapStone as of the date hereof, or (2) such customer, even though an existing customer of KapStone, materially increased the dollar volume of its purchases as a direct consequence of the efforts of those working for the Acquired Companies (in which case only such increase shall be included), and (B) such sales do not replace any current sales at the Acquired Companies.

(iii)                               Any purchases and sales of goods and services between KapStone and the Acquired Companies during the Earnout Period shall be at prices and on terms which would be reasonably obtainable by the Acquired Companies in arm’s-length commercial transactions with Persons who are not Affiliated with KapStone (it being understood that the foregoing shall not necessarily reflect the most favorable prices and terms available in the marketplace at any given time).

(iv)                              There shall be excluded any legal, accounting, banking, commitment or other fees or expenses incurred in connection with the transactions contemplated by this Agreement, any financing obtained in connection therewith, or any dispute arising out of any of the foregoing.

(v)                                 There shall be excluded (x) the effect of payment of the Earnout Amount or, as applicable, a Stub Earnout Amount hereunder and (y) any expense associated with the Victory Incentive Plan described in the Employment Agreements.

(vi)                              For purposes of this Section 3.5, “Acquired Companies” shall include any legal entities which are successors to the Acquired Companies in existence on the Closing Date, inclusive of those surviving by way of merger, consolidation, transfer of assets or otherwise.

(c)                                  There shall be included in Adjusted EBITDA the positive Adjusted EBITDA of any Acquired Businesses during the period in question, and the term “Acquired Companies” for purposes of this Section 3.5 shall be deemed to additionally include such Acquired Businesses.

Buyer shall provide prompt written notice to Sellers’ Representative of any Qualified Acquisition during the Earnout Period, including the nature of the Acquired Business and historical financial information thereof received in connection with the Acquisition.

(d)                                 Throughout  the Earnout Period, Buyers and Parent shall cause the Acquired Companies to maintain such financial reporting systems as necessary to accurately determine the Acquired Companies’ Adjusted EBITDA as set forth herein. Within 60 days after each fiscal year during the Earnout Period (each such fiscal year, an “Interim Earnout Period”), Sellers’ Representative (if H. Benjamin Samuels or Robert Egan are members of the senior management team of the Acquired Companies) shall provide an annual estimate of Adjusted EBITDA for such period in writing to Buyers (each such estimate, an “Estimated Earnout Calculation”). Each Estimated Earnout Calculation shall set forth in reasonable detail Sellers’ determination of Adjusted EBITDA for the applicable Interim Earnout Period. Each party shall have reasonable access to all relevant books and records and personnel involved in calculating the Estimated Earnout Calculation or preparing the underlying financial statements during normal business hours, as well as such other information as any party may reasonably request. If Buyers disagree with any Estimated Earnout Calculation of Sellers, Buyers shall, within 45 days after receipt thereof, notify Sellers’ Representative in writing of such disagreement by setting forth Buyers’ Estimated Earnout Calculation and describing in reasonable detail the basis for such disagreement (an “Estimated Earnout Objection Notice”). If no Estimated Earnout Objection Notice is delivered by Buyers to Sellers’ Representative on or prior to the 45th day after Buyers’ receipt of the Estimated Earnout Calculation Statement, Sellers’ Estimated Earnout Calculation shall be deemed to be the final Estimated Earnout Calculation with respect to the Interim Earnout Period. If the Estimated Earnout Objection Notice is timely delivered to Sellers’ Representative by Buyers, (A) if Sellers’ Representative agrees with the Buyers’ Estimated Earnout Calculation set forth in the Estimated Earnout Objection Notice, such calculation shall be deemed to be the final Estimated Earnout Calculation with respect to the Interim Earnout Period, or (B) if Sellers’ Representative disputes the Buyers’ Estimated Earnout Calculation set forth in the Estimated Earnout Objection Notice, the parties shall negotiate in good faith for a period of 30 days to resolve their disagreements with respect to the computation of the Estimated Earnout Calculation and to determine the Acquired Companies’ Adjusted EBITDA for the applicable Information Earnout Period. If the parties are unable to resolve any such disagreement within such 30-day period, neither Estimated Earnout Calculation for the applicable Interim Earnout Period shall be deemed to be the final Estimated Earnout Calculation with respect to the Interim Earnout Period, and the disagreement shall be resolved in connection with the final determination of the Earnout Calculation as provided in Section 3.5(e) and, if applicable, Section 3.5(f). Notwithstanding the foregoing, if at the time at which an Estimated Earnout Calculation is to be made, neither H. Benjamin Samuels nor Robert Egan are members of the senior management team of the Acquired Companies, then Buyers shall instead prepare the Estimated Earnout Calculation and otherwise have the rights and obligations afforded to Sellers and Sellers’ Representative above, and Sellers’ Representative shall have the right to submit an Estimated Earnout Objection Notice and otherwise have the rights and obligations afforded to Buyers above.

(e)                                  As promptly as practicable after the last day of the Earnout Period, but in any event within 60 days thereafter, Buyers shall prepare and deliver to Sellers’ Representative a written statement (an “Earnout Calculation Statement”) setting forth in reasonable detail its determination of Adjusted EBITDA for the Earnout Period and its calculation of the Earnout Amount in accordance with this Section 3.5 (“Earnout Calculation”).  In preparing and evaluating the Earnout Calculation and Earnout Calculation Statement, Buyers and the Sellers’ Representative shall consider in good faith any Estimated Earnout Calculations that were deemed to be a final Estimated Earnout Calculation with respect to an Interim Earnout Period pursuant to Section 3.5(d).  Buyers shall provide Sellers’ Representative with reasonable access to all relevant books and records and personnel involved in calculating the Earnout Calculation or preparing the underlying financial statements during normal business hours to the extent Sellers’ Representative reasonably requires such access to complete its review of Buyers’ Earnout Calculation, as well as such other information as Sellers’ Representative reasonably requests. If Sellers disagree with the proposed Earnout Calculation, Sellers’ Representative shall, within 30 days after Sellers’ Representative’s receipt of the Earnout Calculation Statement, notify Buyers in writing of such disagreement by setting forth Sellers’ Representative’s Earnout Calculation and describing in reasonable detail the basis for such disagreement (“Earnout Objection Notice”). If no Earnout Objection Notice is delivered by Sellers’ Representative to Buyers on or prior to the 30th day after Sellers’ Representative’s receipt of the Earnout Calculation Statement, Buyers’ Earnout Calculation shall be final and binding on the parties. If the Earnout Objection Notice is timely delivered to Buyers by Sellers’ Representative, (A) if Buyers agree with the Earnout Calculation set forth in the Earnout Objection Notice, Buyers shall pay, within five Business Days after receipt of the Earnout Objection, the Earnout Payment set forth in the Earnout Objection Notice by wire transfer of immediately available funds to the account designated by Sellers’ Representative or (B) if Buyers dispute the Earnout Calculation set forth in the Earnout Objection Notice, (x) Buyers shall pay, within five Business Days after receipt of the Earnout Objection Notice, the lesser of the Earnout Payment due according to Sellers’ Representative’s Earnout Calculation and the Earnout Payment, if any, due according to Buyers’ Earnout Calculation, by wire transfer of immediately available funds to the account designated by Sellers’ Representative and (y) the parties shall negotiate in good faith to resolve their disagreements with respect to the computation of the Earnout Calculation and to determine the additional amounts that are claimed to be due as part of the Earnout Payment, if any.

(f)                                   If the parties are unable to resolve all such disagreements within 30 days after Buyers’ receipt of the Earnout Objection Notice, either party may submit such remaining disagreements to the Accounting Firm for resolution. The parties shall use their respective reasonable efforts to cause the Accounting Firm to resolve all remaining disagreements with respect to the computation of the Earnout Calculation as soon as practicable, but in any event shall direct the Accounting Firm to render a determination within 30 days after its retention. The Accounting Firm shall consider only those items in the Earnout Calculation that are identified as being items on which the parties have been unable to agree. The Accounting Firm shall not assign a value to any item other than a value claimed by a party. The determination of the Accounting Firm shall be final and binding upon the parties. The fees and expenses of the Accounting Firm under this Section 3.5(f) shall be borne by the parties in the same manner as described in Section 3.3(e).

(g)                                  If a Change of Control occurs during the Earnout Period, Buyers shall give Sellers’ Representative written notice of the occurrence of the Change of Control, including reasonable detail concerning the nature thereof, within two Business Days after consummation thereof, and:

(i)                                     A “Stub Earnout Amount” shall be calculated and paid for the Stub Period using the formula set forth at the beginning of this Section 3.5, except that

(i) Adjusted EBITDA, Base EBITDA and Maximum EBITDA shall all be calculated with reference to the number of whole months elapsed in the Stub Period and (ii) $12,500,000 shall be substituted for $25,000,000 in such formula.  Any Stub Earnout Amount shall be paid within five Business Days after final determination thereof.

(ii)                                  Buyers shall deliver to Sellers’ Representative an Earnout Calculation Statement meeting the requirements of paragraph (c) above within 60 days after the end of the Stub Period with respect to the Stub Earnout Amount, to which Sellers’ Representative shall be entitled to deliver an Earnout Objection Notice, and the parties shall follow the same procedures with respect thereto as provided in paragraph (c) and, if applicable, paragraph (d) above.

(iii)                               Notwithstanding the occurrence of a Change of Control and payment of any Stub Earnout Amount, at the end of the Earnout Period, the Earnout Amount shall be calculated as provided in this Section 3.5 (subject to the proviso below) and the procedures as provided in paragraph (d) and, if applicable, paragraph (e) above, shall be observed, except that the Stub Earnout Amount shall be deducted from the full Earnout Amount then payable (and if such deduction yields a negative number, the remaining Earnout Amount shall be deemed to be zero); provided that, only if this Section 3.5(g)(iii) applies and the Stub Period is less than 18 months, then (x) the Earnout Period, Adjusted EBITDA, Base EBITDA and Maximum EBITDA shall all be calculated with reference to the number of whole months elapsed in the Stub Period plus 12, and (y) if the full Earnout Amount shall not have been earned in accordance with the first two calculations (i.e., for the Stub Period and for the adjusted Earnout Period as described in the preceding clause (x)), then the Earnout Amount shall be again calculated for the entire 30-month Earnout Period, according to the same procedures as aforesaid, and the amount resulting from such calculation (less any interim Earnout Amounts paid based upon the two previous calculations) shall then be paid to the Sellers.

3.6.                            Federal Income Tax Treatment; Purchase Price Allocation.

(a)                                 Agreed Tax Treatment.  Each of the Sellers and Buyers agree that, for U.S. federal income Tax purposes, the acquisition of the Company Interests (including the Mexican Interests with respect to which Buyers intend to make the Mexican Subsidiary Section 338(g) Elections) shall be treated as an acquisition of the Acquired Companies’ assets (including the assets of the Mexican Subsidiaries) (the “Agreed Tax Treatment”).

(b)                                 Purchase Price Allocation.

(i)                                     Within 120 days following the determination of the Closing Date Cash Payment pursuant to Section 3.3 that is final and binding as set forth therein, Buyers shall deliver to the Sellers’ Representative a schedule (the “Allocation Schedule”) (A) allocating the Purchase Price among the Interests and (B) allocating the purchase price for the assets deemed acquired in accordance with Section 3.6(a) (which shall include, for the avoidance of doubt and without duplication, the assets deemed acquired by the Company in the Mexican Subsidiaries pursuant to the Mexican Subsidiary Section 338 Elections and as a

result of the Restructuring), as determined for U.S. federal income Tax purposes (taking into account any relevant liabilities and the Purchase Price allocated to the Interests pursuant to clause (A) above) among the assets deemed acquired.  The Allocation Schedule prepared by Buyers shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder.  Without limiting Section 3.6(b)(ii) below, Buyers shall consider in good faith any reasonable comments proposed by the Sellers’ Representative to the Allocation Schedule.

(ii)                                  In preparing the Allocation Schedule pursuant to Section 3.6(b)(i), Buyers agree that they shall not allocate any amount to the Non-Competition Agreement unless a third-party appraisal requires such an allocation.  In the event that any amount is allocated to the Non-Competition Agreement, the Sellers’ Representative shall have ten (10) days to notify Buyers in writing that the Sellers object to the amount allocated to the Non-Competition Agreement, in which case the Sellers’ Representative and Buyers shall negotiate in good faith to resolve such dispute.  If the Sellers’ Representative and Buyers are unable to reach an agreement on the amount to be allocated to the Non-Competition Agreement for purposes of preparing IRS Form 8594 (including any necessary attachments) within 30 days following Buyers’ delivery of the Allocation Schedule to the Sellers’ Representative, such dispute shall be resolved by the Accounting Firm.  The fees and expenses of the Accounting Firm arising from such resolution under this Section 3.6(b)(ii) shall be borne by the parties in the same manner as described in Section 3.3(e).

(c)                                  Each of the Sellers and Buyers agree that neither it nor any of its Affiliates shall (i) file any U.S. federal Tax Returns in a manner that is inconsistent with the Agreed Tax Treatment or the Allocation Schedule (taking into account the resolution of any dispute pursuant to Section 3.6(b)(ii)), or (ii) otherwise take any U.S. federal Tax position that is inconsistent with the Agreed Tax Treatment or the Allocation Schedule (taking into account the resolution of any dispute pursuant to Section 3.6(b)(ii)).

3.7.                            Escrow.  Subject to the terms of  Article IV, Article IX and Article X, a sum equal to the Escrow Amount shall be delivered at Closing by Buyers to the Escrow Agent to be held in an interest bearing account (the “Escrow Account”) pursuant to the terms of this Agreement and the Escrow Agreement.  Such Escrow Amount (including any interest accrued thereon, the “Escrow Funds”) shall be available for payment of any claims made by a Buyer Group Member pursuant to Article XI and in accordance with Section 11.1(c) and the terms of the Escrow Agreement.  On the date that is twelve months following the Closing Date, $20,000,000, less the amount of any claims paid from the Escrow Account prior to the date of such distribution, of the Escrow Funds then held in the Escrow Account shall be released to the Sellers’ Representative for distribution to the Sellers, unless prior to that date Buyers advise the Escrow Agent and the Sellers’ Representative in writing that any claim for indemnification under Article XI (each, a “Pending Claim”) by any Buyer Group Member has been asserted and is then pending.  Any such notice shall specify the total amount of the Pending Claim(s). If such notice is timely received by the Escrow Agent, the Escrow Agent shall release only that part of the Escrow Funds that is eligible to be released pursuant to the preceding sentence that exceeds the sum of (i) the total amount of any Pending Claim(s) received and (ii) the total amount of any claims paid from the Escrow Account prior to such release, with the remaining funds to be held in the Escrow Account until such Pending Claim(s) are resolved. On the date that is eighteen months following the Closing Date, the remainder, if any, of the Escrow Funds shall be released to the Sellers’ Representative for distribution to the Sellers, subject to the procedure for Pending Claims set forth above.

3.8.                            Withholding.  Notwithstanding anything in this Agreement to the contrary, Buyers shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement any amount, if any, as may be required to be deducted and withheld with respect to the making of such payment under applicable U.S. federal, state or local or foreign Tax Requirements of Laws.  To the extent that amounts are so deducted and withheld by Buyers and are paid to the appropriate Taxing authority in accordance with Requirements of Laws, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the respective Seller or other Person in respect of which such deduction and withholding was made by Buyers.

ARTICLE IV

CLOSING

4.1.                            Closing Date.  The Closing shall be consummated at 8:00 A.M., Chicago time, on the later of (a) May 29, 2015 and (b) the third Business Day following the satisfaction or waiver of the conditions set forth in Articles IX and X, or such other date as may be agreed upon by Buyers and the Sellers’ Representative after the conditions set forth in Articles IX and X have been satisfied (provided that, to the extent practicable, the parties will in good faith attempt to cause Closing to occur as of the last day of a calendar month), at the offices of Sidley Austin LLP, or at such other place or at such other time as shall be agreed upon by Buyers and Sellers.  The Closing shall be deemed to have become effective as of 12:01 A.M., Chicago time, on the date on which the Closing is actually held, and such time and date are sometimes referred to herein as the “Closing Date.”

4.2.                            Payments on the Closing Date. Subject to fulfillment or waiver of the conditions set forth in Article IX, at Closing, Buyers shall (i) pay the Sellers’ Representative, as representative of Sellers, an amount equal to the Estimated Closing Date Cash Payment minus the Escrow Amount by wire transfer of immediately available funds to a bank account in the United States specified by the Sellers’ Representative in writing to Buyers at least three Business Days prior to the Closing and (ii) deposit the Escrow Amount with the Escrow Agent in accordance with the terms of the Escrow Agreement.  In addition, on the Closing Date, Buyers shall cause to be paid the amount of the Estimated Closing Date Indebtedness to the holders of such Indebtedness (subject to Section 4.5), the Estimated Closing Date Transaction Expenses to the Persons to whom such Transaction Expenses are owed, and shall fund an amount equal to the Closing Date Bonuses to the Company’s payroll account (and Sellers and the Acquired Companies shall cooperate reasonably to ensure that the Closing Date Bonuses are paid to the Persons entitled to such bonuses through the regular payroll processing of the Acquired Companies on or as soon as reasonably practicable after the Closing Date, subject to the receipt of funds for such payments from Buyer); provided, that the portion of the Closing Date Bonuses attributable to the employer’s share of any employment Taxes payable on account of such bonuses shall be paid directly to the Company for deposit with the appropriate Governmental

Bodies.  The parties agree that, for accounting and federal income Tax purposes, such payments described in clause (x) shall be deemed to have been made immediately prior to consummation of Closing.

4.3.                            Buyers’ Additional Deliveries.  Subject to fulfillment or waiver of the conditions set forth in Article IX, at Closing, Buyers shall deliver to Sellers all the following:

(a)                                 the certificate of Buyers contemplated by Section 10.1, duly executed by an authorized officer of each Buyer;

(b)                                 the Escrow Agreement duly executed by Buyers;

(c)                                  a certificate of good standing of each Buyer issued as of a recent date by the Secretary of State of Delaware; and

(d)                                 a true and complete copy, certified by a secretary or assistant secretary of each Buyer, of resolutions duly and validly adopted by the board of directors of such Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

4.4.                            Sellers’ Deliveries.  Subject to fulfillment or waiver of the conditions set forth in Article X, at Closing, Sellers shall deliver to Buyers all the following:

(a)                                 a copy of the certificate or articles of incorporation or organization (or equivalent) of each Acquired Company certified as of a recent date by the appropriate office or agency of its state or other jurisdiction of organization;

(b)                                 a certificate of good standing of each Acquired Company issued as of a recent date by the appropriate office or agency of its state or other jurisdiction of organization if such state or other jurisdiction of organization provides certificates of good standing or comparable documentation;

(c)                                  a true and complete copy, certified by the secretary, of the resolutions duly and validly adopted by the board of directors or managers, as applicable, of each of the Sellers authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(d)                                 a certificate of the secretary or an assistant secretary of each Acquired Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyers, as to (i) the certificate or articles of incorporation or organization (or other comparable governing document) of such Acquired Company; and (ii) the bylaws and/or limited liability company operating agreement (or other comparable governing document) of such Acquired Company;

(e)                                  an assignment or interest power in form and substance reasonably satisfactory to Buyers transferring the Company Interests held by VP Holdco to KapStone Kraft, duly executed by VP Holdco;

(f)                                   an assignment or interest power in form and substance reasonably satisfactory to Buyers transferring the Company Interests held by VPM to KapStone Charleston, duly executed by VPM;

(g)                                  original stock, unit or interest certificates, if and as applicable, representing all of the outstanding equity of each Acquired Company, aside from the Company;

(h)                                 all consents, waivers or approvals obtained by Sellers with respect to the transfer of the Interests or the consummation of the transactions contemplated by this Agreement;

(i)                                     evidence reasonably satisfactory to Buyers as to the exercise or termination of all options, warrants, convertible notes or other rights to purchase equity, ownership or economic interests of any Acquired Company;

(j)                                    evidence of the execution and delivery of releases of all Encumbrances, other than Permitted Encumbrances, on all Acquired Company Property, or in the case of Encumbrances securing Indebtedness deducted from the Purchase Price as provided in Section 3.1(v), arrangements reasonable acceptable to the parties for such releases upon receipt of funds, all in form and in substance reasonably satisfactory to Buyers;

(k)                                 a payoff letter in form and substance reasonably satisfactory to Buyers with respect to all outstanding Indebtedness of the Acquired Companies as of the Closing Date (other than Indebtedness that will remain outstanding following Closing in accordance with Section 4.5), which payoff letter will also include a statement as to the outstanding balances of hedges and letters of credit;

(l)                                     evidence reasonably satisfactory to Buyers that the actions contemplated by Section 8.2(b) have been implemented;

(m)                             the certificates of each Seller contemplated by Sections 9.1 and 9.2, duly executed by the Sellers’ Representative;

(n)                                 a certificate of non-foreign status for each Seller or, if such Seller is disregarded as an entity separate from its owner for federal income tax purposes, the person properly treated as the owner of such Seller’s assets for federal income tax purposes, in form and substance reasonably satisfactory to Buyers, in accordance with Treasury Regulations Section 1.1445-2(b)(2);

(o)                                 a signed resignation by each of the directors and officers (or others holding similar roles) of each of the Acquired Companies (unless otherwise requested by Buyers);

(p)                                 minute books, stock ledger and corporate seal (to the extent applicable) of each Acquired Company;

(q)                                 the Escrow Agreement duly executed by the Sellers’ Representative; and

(r)                                    revocation of all powers of attorney granted in the Mexican Subsidiaries and new powers issued to the persons named by Buyers, as well as the resignation of each member of the board of managers of each of the Mexican Subsidiaries.

4.5.                            Letters of Credit and Hedges.  The parties acknowledge that the Closing Date Indebtedness is expected to include letters of credit and interest rate, currency exchange and commodity price hedges.  Buyers and Sellers agree that, unless otherwise mutually agreed, the Acquired Companies’ interest rate hedges shall be terminated by the Acquired Companies at or prior to the Closing and the Acquired Companies’ currency exchange and commodity price hedges will not be terminated at Closing.  As to any such hedges which are not terminated at Closing, and as to letters of credit then outstanding, Buyers shall, as they shall elect in their sole discretion, at and in connection with Closing (i) provide for the assumption thereof under Buyers’ credit facilities, (ii) cause all such hedges and letters of credit to be released, and to arrange for the substitution of replacement hedges and replacement letters of credit or other security to the reasonable satisfaction of the beneficiaries thereof, or (iii) enter into financial accommodations with the hedge counterparties and the issuers of such letters of credit to permit the same to remain outstanding following consummation of the transactions hereunder; but in any event in a manner so as to permit the termination of the Acquired Companies’ credit facilities and release of Liens as contemplated in Section 4.2.  Sellers will reasonably cooperate with Buyers in arranging for the foregoing.  In determining Closing Date Indebtedness, the face amount of any such letters of credit will not be included (but for avoidance of doubt, any amounts drawn thereunder shall be included in accordance with the definition of “Indebtedness”).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLERS

As an inducement to Buyers to enter into this Agreement and to consummate the transactions contemplated hereby, Sellers, jointly and severally, hereby represent and warrant to Buyers and agree as follows, except as set forth in the applicable Schedules (it being understood that any information set forth in one such Schedule shall be deemed to apply to other Schedules to which its relevance is reasonably apparent on the face of such disclosure):

5.1.                            Organization of the Acquired Companies; Title to Interests.

(a)                                 Schedule 5.1(A) sets forth a listing of the legal name and jurisdiction of organization of each Acquired Company.  Each Acquired Company is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its state or country of organization.  Each Acquired Company is duly qualified to transact business as a foreign corporation, limited liability company or limited partnership, as applicable, and is in good standing in each jurisdiction set forth under such Acquired Company’s name in Schedule 5.1(A), which jurisdictions are the only ones in which the ownership or leasing of its respective assets and properties or the conduct of the Business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.  Each Acquired Company has full corporate, limited liability company or limited partnership power and authority to own or lease and to operate and use its respective properties and assets and to carry on the Business as now conducted.

(b)                                 True and complete copies of the certificate or articles of incorporation and all amendments thereto and of the By-laws (or other comparable governing documents if such Acquired Company is not a corporation), as amended to date, of each Acquired Company have been made available to Buyers.

(c)                                  The issued and outstanding equity, ownership and economic interests of (i) the Company consists exclusively of the Company Interests, (ii) Victory Mexico consists exclusively of the Mexican Interests and the equity interests of Victory Mexico owned by the Company, and (iii) at the Closing, Comercializadora will consist exclusively of the Mexican Interests and the equity interests  owned by the Company.   All of (i) the Company Interests are owned by VP Holdco and VPM of record and beneficially free from all Encumbrances other than Encumbrances imposed by federal and state securities laws, and (ii) the equity interests in Victory Mexico and of Comercializadora will on the Closing Date be owned by Victory MD and the Company, respectively, of record and beneficially free from all Encumbrances other than

Encumbrances imposed by applicable securities laws.  Schedule 5.1(C) sets forth the authorized capital stock (or other applicable equity, ownership or economic interests) of each Acquired Company and indicates the number of issued and outstanding shares of capital stock, the number of issued shares of capital stock held as treasury shares and the number of shares of capital stock unissued and not reserved for any purpose of each Acquired Company.  Except as set forth in Schedule 5.1(C) and except for this Agreement, there are no agreements, arrangements, options, warrants, calls, rights (including preemptive rights) or commitments of any character relating to the issuance, sale, purchase or redemption of any equity, ownership and economic interests of any Acquired Company.  All of the outstanding equity, ownership and economic interests of each Acquired Company are validly issued, fully paid and nonassessable, and all of the outstanding equity, ownership and economic interests of each Acquired Company have been offered, issued, sold and delivered in compliance with all applicable federal, state or foreign securities laws, as applicable.   None of the Acquired Companies has any outstanding bonds, debentures, notes or other obligations the holders of which, in the capacities as such holders, have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with such Persons’ equity holders on any matter.

(d)                                 Except as shown on Schedule 5.1(D), as of the date hereof, the Company owns of record, beneficially and free from all Encumbrances other than Encumbrances imposed by applicable securities laws, 100% of the issued shares of capital stock, membership interests and other securities of each of the Acquired Companies other than 100% of the equity interests of Comercializadora. As of the Closing, the Company or a Subsidiary will own of record, beneficially free from all Encumbrances other than Encumbrances imposed by applicable securities laws, 100% of the issued shares of capital stock, membership interests and other securities of each of the Acquired Companies.  None of the Acquired Companies owns, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Person (other than another Acquired Company).  None of the Acquired Companies has agreed or is obligated to make any future investment in or capital contribution to any Person.

(e)                                  Upon delivery to Buyers on the Closing Date of the Company Interests as contemplated by Section 4.4, Sellers will thereby transfer to Buyers good and indefeasible title to the Interests, free and clear of all Encumbrances other than Encumbrances imposed by applicable securities laws.

5.2.                            Organization and Authority of Sellers; No Conflict.

(a)                                 Each Seller has full corporate or limited liability company power and authority to own the Company Interests and to execute, deliver and perform this Agreement and all of the Seller Ancillary Agreements to which it is a party.  Each Seller’s execution, delivery and performance of this Agreement and the Seller Ancillary Agreements to which it is a party have been duly authorized and approved by the respective board of directors or managers, as the case may be, of each Seller, and do not require any further authorization or consent of either Seller or its board of directors or managers.  This Agreement has been duly authorized, executed and delivered by each Seller and is the legal, valid and binding obligation of each Seller enforceable in accordance with its terms (assuming due authorization, execution and delivery by Buyers), and each of the Seller Ancillary Agreements to which it is a party has been duly authorized by each Seller and upon execution and delivery by each Seller will be a legal, valid and binding obligation of each Seller enforceable in accordance with its terms (assuming due authorization, execution and delivery of each counterparty to such Seller Ancillary Agreement), in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar Requirements of Laws of general application relating to or affecting creditors’ rights and to general equity principles.

(b)                                 Except as set forth in Schedule 5.2(B), neither the execution and delivery of this Agreement or any of the Seller Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i)                                     conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Interests or any assets or properties of a Seller or any Acquired Company, under (A) the charter or by-laws (or any comparable governing document) of either Seller or any Acquired Company, (B) any Acquired Company Agreement, (C) any other material Contract, franchise, permit or other right, restriction or obligation to which a Seller or any Acquired Company is a party or the Interests or the assets or properties of any Acquired Company are subject or by which a Seller or any Acquired Company is bound, (D) any Court Order to which a Seller or any Acquired Company is a party or any of the Interests are subject or by which a Seller or Acquired Company is bound, or (E) any Requirements of Laws affecting a Seller or any Acquired Company, the Interests or the assets or Business of the Acquired Companies, except, in the case of clauses (B) and (C), for such conflicts, breaches, defaults or events of default that, individually or in the aggregate, would not reasonably be expected to adversely affect the Business in any material respect and would not prevent the consummation of any of the transactions contemplated hereby; or

(ii)                                  require the approval, consent, authorization or act of, or the making by a Seller or any Acquired Company of any declaration, filing or registration with, any Person, except as provided under the HSR Act.

5.3.                            Financial Statements.

(a)                                 Schedule 5.3(A) contains (i) the audited consolidated balance sheets of the Acquired Companies as of December 31, 2013 and December 31, 2014 and the related consolidated statements of earnings and comprehensive income, partners’ capital and cash flows for the two year(s) then ended, together with the notes to such financial statements and the audit report thereon of Weinstein Spira & Company, P.C. (such audited balance sheet of the Acquired Companies as of December 31, 2014 being herein referred to as the “Balance Sheet” and December 31, 2014 being referred to herein as the “Balance Sheet Date”), and (ii) the unaudited balance sheet of the Acquired Companies as of March 31, 2015 and the related statements of earnings and comprehensive income, partners’ capital and cash flows for the three months then ended.  Except as set forth therein or in the notes thereto, such balance sheets and statements of income, partners’ capital and cash flows have been prepared in conformity with the Agreed Accounting Principles in effect as of the date hereof consistently applied, and such balance sheets and related statements of income, partners’ capital and cash flows present fairly the financial position and results of operations and cash flows of the Acquired Companies in all material respects as of their respective dates and for the respective periods covered thereby; provided, however, that such unaudited balance sheet is subject to normal and recurring year-end adjustments and does not include footnotes.

(b)                                 The books, records and accounts of the Acquired Companies accurately and fairly reflect in all material respects, in reasonable detail, the transactions in and dispositions of the assets of the Acquired Companies.  The systems of internal accounting controls maintained by the Acquired Companies are sufficient in accordance with GAAP to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with the Agreed Accounting Principles; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences.  Schedule 5.3(B) lists, and the Acquired Companies have delivered or made available to Buyers copies of all policies, manuals and other documents promulgating such internal accounting controls.

5.4.                            Operations Since Balance Sheet Date.  Since the Balance Sheet Date, there has been no Material Adverse Effect.  Except as set forth in Schedule 5.4, since the Balance Sheet Date, the Acquired Companies have conducted the Business only in the ordinary course and in conformity with past practice.  Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in Schedule 5.4, no Acquired Company has taken any action that would violate Section 7.4 had such action been taken after the date of this Agreement (other than the Restructuring).

5.5.                            No Undisclosed Liabilities.  Except as set forth in Schedule 5.5(A) or the other Disclosure Schedules, no Acquired Company is subject to any material Liability, other than (i) Liabilities of the kind and in the amounts shown or reserved for in the Balance Sheet, (ii) Liabilities of the same nature as those set forth in the Balance Sheet that were reasonably incurred in the ordinary course of the Business after the Balance Sheet Date consistent with past practice, (iii) Liabilities relating to the future performance in the ordinary course of the Business of contracts or agreements to which any Acquired Company is a party in accordance with the terms thereof, other than any Liability arising from a breach thereof or default thereunder by the applicable Acquired Company arising prior to or in respect of the period prior to the Closing, and (iv) Liabilities arising under this Agreement and the Seller Ancillary Agreements.

5.6.                            Taxes.

(a)                                 Except as set forth in Schedule 5.6(A), (i) all Taxes (whether or not shown on any Tax Return) for which an Acquired Company may be liable have been timely paid; (ii) all Tax Returns required to have been filed by or with respect to an Acquired Company have been timely filed; (iii) all such Tax Returns are complete and accurate and disclose all Taxes required to be paid by or with respect to the Acquired Company for the periods covered thereby; (iv) no extension of time within which to file any such Tax Return is in effect; (v) no waiver of any statute of limitations relating to Taxes for which an Acquired Company may be liable is in effect, and no written request for such a waiver is outstanding; and (vi) all Taxes which an Acquired Company is required by law to withhold, deduct or to collect for payment have been duly withheld, deducted and collected and have been paid to the appropriate Governmental Body.

(b)                                 Except as set forth in Schedule 5.6(B), (i) there is no action, suit, investigation, audit, claim or assessment pending, or proposed or threatened with respect to Taxes for which an Acquired Company may be liable; (ii) no claim has ever been made by a Governmental Body in a jurisdiction where an Acquired Company has never paid Taxes or filed Tax Returns asserting that such Acquired Company is or may be subject to Taxes assessed by such jurisdiction; (iii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in Section 5.6(a)(ii) have been paid in full or otherwise finally resolved; and (iv) there are no Tax rulings, requests for rulings, or closing agreements relating to Taxes for which an Acquired Company may be liable that could affect such Acquired Company’s liability for Taxes for any taxable period ending after the Closing Date.

(c)                                  Except as set forth in Schedule 5.6(C), (i) no Acquired Company will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period (or portion thereof) after the Closing Date, as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale, or the receipt of any prepaid amount, in each case prior to Closing; and (ii) no election under Section 108(i) of the Code will affect any item of income, gain, loss or deduction of an Acquired Company after the Closing.

(d)                                 Except as set forth in Schedule 5.6(D),  (i) none of the Acquired Companies is a party to or has liability under any Tax sharing arrangements or Tax indemnity arrangements; (ii) there are no liens for Taxes upon the assets of an Acquired Company except liens relating to current Taxes not yet due; (iii) no Acquired Company has been a member of any combined, consolidated or affiliated group, and no Acquired Company presently has or has had any direct or indirect ownership interest in any corporation, partnership, joint venture or other Person (other than an Acquired Company); (iv) none of the Acquired Companies has any liability for Taxes of another Person under United States Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), under any agreement or arrangement, as a transferee or successor, or otherwise; (v) with respect to each transaction in which an Acquired Company has participated that is a “reportable transaction” within the meaning of United States Treasury Regulations Section 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other law; (vi) any powers of attorney granted by an Acquired Company prior to the Closing relating to Taxes will terminate and be of no effect following the Closing; (vii) during the last three years, no Acquired Company has been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied; and (viii) there are no Tax credits, grants or similar amounts that are or could be subject to clawback or recapture as a result of (1) the transactions contemplated by this Agreement or (2) a failure by an Acquired Company to satisfy one or more requirements on which the credit, grant or similar amount is or was conditioned.

(e)                                  Except as set forth in Schedule 5.6(E), (i) each of the Acquired Companies other than the Mexican Subsidiaries has, at all times since its formation, been properly disregarded as an entity separate from VP Holdco under the default classification rules set forth in Treasury Regulations Section 301.7701-3(b) (and not as the result of a “qualified subchapter S subsidiary” election pursuant to Treasury Regulations Sections 1.1361-3), (ii) each of the Mexican Subsidiaries has, at all times since its formation been treated as a “controlled foreign corporation” within the meaning of Section 957 of the Code and (iii) none of the assets owned by any of the Acquired Companies described in clause (i) above is (A) “tax exempt use property” within the meaning of Section 168(h) of the Code or (B) properly treated as owned by persons other than VP Holdco for U.S. federal income tax purposes.

(f)                                   Except as set forth in Schedule 5.6(F), Victory Mexico is in full compliance with each and all of its obligations deriving from and in connection with the Maquila Program including in regards to the temporary or definitive (as applicable) importation and current location of assets and inventory in Mexico.

(g)                                  The Interests do not, and have not at any particular time during the sixty (60) months prior to the Closing Date, derived, directly or indirectly, more than 50% of their fair market value from one or any combination of (i) real or immovable property situated in Canada, (ii) Canadian resource properties, (iii) timber resource properties in Canada, or (iv) options in respect of, interests in, or rights in any of the foregoing.

5.7.                            Sufficiency of Assets.  Except as set forth in Schedule 5.7, the assets and properties owned or leased by the Acquired Companies constitute in all material respects all the assets and properties which are used in the current operation of the Business (including all books, records, computers, computer programs, data processing systems, telephone and facsimile numbers).  Except as set forth in Schedule 5.7, the tangible assets and properties owned or leased by the Acquired Companies are in reasonable operating and serviceable condition (subject to normal wear and tear) and are adequate for the purposes for which they are presently used.  Other than the Interests, none of the Sellers nor any of (a) Victory Packaging Montreal, LLC, a Texas limited liability company, (b) Victory Packaging Quebec, LLC, a Texas limited liability company, or (c) VP Quebec General Partnership, a Quebec general partnership, owns any assets used in the conduct of the Business.

5.8.                            Governmental Permits.

(a)                                 Each of the Acquired Companies owns, holds or possesses all licenses, franchises, permits, registrations, privileges, immunities, approvals and other authorizations from a Governmental Body which are material to the operation of any facility of the Acquired Companies or to the Acquired Companies as a whole and which are necessary to entitle it to own or lease, operate and use its respective assets and to carry on and conduct the Business substantially as currently conducted including those related to the Maquila Program (collectively, the “Governmental Permits”).

(b)                                 Except as set forth in Schedule 5.8:  (i) each of the Acquired Companies has fulfilled and performed in all material respects its obligations under each of the Governmental Permits, and, to the Knowledge of Sellers, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which might adversely affect in any material respect the rights of any Acquired Company under any such Governmental Permit; (ii) no notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by any of the Acquired Companies or Sellers or is Known to either Seller; and (iii) each of the Governmental Permits is valid, subsisting and in full force and effect.

5.9.                            Real Property.

(a)                                 Schedule 5.9(A)(1) sets forth a list and brief description of each lease, sublease, license or similar agreement (showing the parties thereto, current annual rental, and the location of the real property covered by such lease or other agreement) (the “Real Property Leases”) under which any Acquired Company is lessee, sublessee, licensee of, or holds or operates, any real property owned by any third Person (the “Leased Real Property”).  To the Knowledge of Sellers, the Acquired Companies have valid leasehold interests in all of the Leased Real Property, free and clear of all Encumbrances except for Permitted Encumbrances.  Except as set forth in Schedule 5.9(A)(2), and subject to the terms of the Real Property Leases, the Acquired Companies have the right to quiet enjoyment of all the Leased Real Property for the full term of the lease, sublease, license or similar agreement (and any renewal option related thereto) relating thereto, and the leasehold, subleasehold, license or other interest of the Acquired Companies in the Leased Real Property is not subject or subordinate to any Encumbrance except for Permitted Encumbrances.  Except for the Real Property Leases, and except for Permitted Encumbrances, there are no material agreements or other documents governing or affecting the occupancy or tenancy of any of the Leased Real Property by the Acquired Companies.  Except as set forth on Schedule 5.9(A)(3), there are no security deposits under the Real Property Leases.  None of the Acquired Companies has assigned, transferred or pledged any interest in any of the Real Property Leases.  Complete and correct copies of any title opinions, title insurance policies or title insurance commitments (and underlying documents), property reports and similar agreements, surveys, appraisals, the most recent estoppels and subordination non disturbance and attornment agreements in Sellers’ or the Acquired Companies’ possession with respect to each parcel of Leased Real Property have heretofore been made available by Sellers to Buyers.

(b)                                 To the Knowledge of Sellers, neither the whole nor any part of the Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Body, nor is any such condemnation or other taking threatened or contemplated.

(c)                                  No Acquired Company owns or leases, subleases (as sublessee), licenses or occupies any real property other than the Leased Real Property.  No Acquired Company is obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire any real property.

(d)                                 To the Knowledge of the Sellers, all buildings, structures, facilities and improvements located on the Leased Real Property, including buildings, structures, facilities and improvements which are under construction are in all material respects in reasonable operating and serviceable condition (subject to normal wear and tear) and are adequate for the purposes for which they are presently used.

(e)                                  The proper street address for the real property covered by the A-3 Investments Lease (as defined in Schedule 5.9(A)(1)), is 2844 South 1030 West in Salt Lake City, Utah.

5.10.                     Personal Property.

(a)                                 Schedule 5.10(A) contains an accounting record list of (i) all vehicles owned by the Acquired Companies and (ii) all machinery, equipment, furniture and other tangible personal property owned by the Acquired Companies with a purchase price in excess of $10,000.

(b)                                 Schedule 5.10(B) contains a list and description of each lease or other agreement or right, whether written or oral, under which any Acquired Company is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third

Person, except for any such lease, agreement or right that is terminable by such Acquired Company without penalty or payment on notice of 30 days or less, or which involves the payment by such Acquired Company of rentals of less than $100,000 per year.

5.11.                     Intellectual Property; Software.

(a)                                 Schedule 5.11(A) contains a list and description (showing in each case the registered or other owner, expiration date and registration or application number, if any) of all registered Copyrights, Patent Rights and Trademarks (including all assumed or fictitious names under which the Acquired Companies are conducting the Business or has within the previous five years conducted the Business) and material unregistered Trademarks owned by, licensed to or used by any Acquired Company in connection with the conduct of the Business.

(b)                                 Schedule 5.11(B) contains a list and description (showing in each case any owner, licensor or licensee) of all Software licensed to or used by any Acquired Company in the conduct of the Business, provided that Schedule 5.11(B) does not include commercially available off-the-shelf Software. The Acquired Companies do not own any Software that is used in the Business.

(c)                                  Schedule 5.11(C) contains a list and description (showing in each case the parties thereto) of all Contracts which relate to:  (i) any Copyrights, Patent Rights or Trademarks required to be identified in Schedule 5.11(A); (ii) any material Trade Secrets owned by, licensed to or used by any Acquired Company in connection with the conduct of the Business; and (iii) any Software required to be identified in Schedule 5.11(B).

(d)                                 Except as disclosed in Schedule 5.11(D), the Acquired Companies either:  (i) own the entire right, title and interest in and to the Intellectual Property and Software used in the conduct of the Business, free and clear of any Encumbrance; or (ii) have the perpetual, royalty-free right to use the same, and to the Knowledge of Sellers, there is no other Intellectual Property necessary for the Acquired Companies to conduct the Business as currently conducted or currently planned to be conducted.  Except as set forth in Schedule 5.11(D), an Acquired Company is listed in the records of the appropriate United States, state or non-U.S. registry as the sole current owner of record for each application or registration required to be identified in Schedules 5.11(A) and 5.11(B) as being owned by an Acquired Company.

(e)                                  Except as disclosed in Schedule 5.11(E):  (i) all registrations for Copyrights, Patent Rights and Trademarks required to be identified in Schedule 5.11(A) as being owned by an Acquired Company are valid and in force, and all applications to register any unregistered Copyrights, Patent Rights and Trademarks so identified are pending and in good standing, all without challenge of any kind; (ii) the Intellectual Property owned by any Acquired Company has not been cancelled or abandoned and is valid and enforceable; (iii) an Acquired Company has the sole and exclusive right to bring actions for infringement, misappropriation, dilution, violation or unauthorized use of the Intellectual Property owned by an Acquired Company, and to the Knowledge of Sellers, there is no basis for any such action; (iv) the Acquired Companies have taken all actions reasonably necessary to protect and where necessary register the Intellectual Property owned by or licensed exclusively to the Acquired Companies; (v) no Acquired Company is in material breach of any Contract affecting the Intellectual Property or Software used by the Acquired Companies and has not taken any action that could reasonably be expected to impair or otherwise adversely affect any Acquired Company’s rights in the Intellectual Property used by the Acquired Companies; and (vi) there are no pending or, to the

Knowledge of Sellers, threatened, interferences, re-examinations, oppositions or cancellation proceedings involving the Patent Rights or Trademarks of any Acquired Company.

(f)                                   Except as set forth in Schedule 5.11(F):  (i) to the Sellers’ Knowledge, no infringement, misappropriation, violation or dilution of any Intellectual Property has occurred since January 1, 2013 or resulted in any way from the operations of the Business or the use, sale or distribution of any Intellectual Property owned by or licensed exclusively to any Acquired Company; (ii) the Acquired Companies have not received written notice of any claim of any infringement, misappropriation, violation or dilution of any Intellectual Property rights of any other Person in respect of the operations of the Business since January 1, 2013; (iii) the Acquired Companies have not received written notice of any claim of invalidity of any Intellectual Property owned by any Acquired Company since January 1, 2013; (iv) no proceedings are pending or, to the Knowledge of Sellers, threatened that challenge the validity, ownership or use of any Intellectual Property owned by any Acquired Company; (v) neither Sellers nor any Acquired Company have received written notice of, nor, to the Knowledge of Sellers, is there any valid basis for, a claim against any Acquired Company that the operations, activities, Products, Software, equipment, machinery or processes of the Business infringe, misappropriate, violate or dilute any Intellectual Property or any such rights of any other Person; and (vi) to the Knowledge of Sellers, no Person infringes, misappropriates or violates any Intellectual Property or Software owned or exclusively licensed by or to any Acquired Company.

(g)                                  Except as disclosed in Schedule 5.11(G), all employees, agents, consultants or contractors of any Acquired Company or predecessor thereto who have contributed to or participated in the creation or development of any Intellectual Property currently owned by any Acquired Company either:  (i) created such materials in the scope of his or her employment; (ii) is a party to a “work-for-hire” agreement under which any Acquired Company is deemed to be the original owner/author of all right, title and interest therein; or (iii) has executed an assignment in favor of any Acquired Company (or such predecessor in interest, as applicable) of all right, title and interest in such material.

(h)                                 Except as disclosed in Schedule 5.11(H), each current employee, consultant, officer, director and agent of the Acquired Companies has an obligation to maintain the confidentiality of the confidential information and Trade Secrets of the Acquired Companies.   Each Acquired Company has taken commercially reasonable steps to maintain the integrity of the Trade Secrets of the Acquired Companies.

5.12.                     Accounts Receivable; Inventories.

(a)                                 Set forth on Schedule 5.12 is an aging of accounts receivable as of the Balance Sheet Date.  All accounts receivable of the Acquired Companies have arisen from bona fide transactions by the Acquired Companies in the ordinary course of Business.

(b)                                 The inventories of the Acquired Companies (including raw materials, supplies, work-in-process, finished goods and other materials) (i) are reflected in the Balance Sheet and will be reflected in the Valuation Date Working Capital Statement at the lower of cost or market in accordance with the Agreed Accounting Principles and (ii) are, in the case of finished goods, of a quality and quantity saleable in the ordinary course of the Business and, in the case of all other inventories are of a quality and quantity useable in the ordinary course of the Business.  The inventory obsolescence policies of the Acquired Companies are appropriate for the nature of the products sold and the marketing methods used by the Acquired Companies.

(c)                                  To the Knowledge of Seller (i) the accounts receivable reflected in the Balance Sheet were, as of the Balance Sheet Date, good and collectible in the ordinary course of the Business at the aggregate recorded amounts thereof, net of any applicable allowances or reserves for doubtful accounts reflected in the Balance Sheet, and (ii) the reserves for inventory obsolescence reflected in the Balance Sheet fairly reflected the amount of inventory in good faith believed to be obsolete as of the Balance Sheet Date.

5.13.                     Title to Property.

Except as otherwise provided in Section 5.11, each Acquired Company has good and valid title to all of its respective assets and items of personal properties, free and clear of all Encumbrances, except for Permitted Encumbrances.

5.14.                     Employees and Related Agreements; ERISA.

(a)                                 Schedule 5.14(A) sets forth a list of each material Acquired Company Plan (other than any at-will employment arrangements between the Acquired Companies and their employees which may be terminated without notice or liability and that do not provide for benefits or compensation arrangements not otherwise included on Schedule 5.14(A)).  For purposes of this Agreement, “Acquired Company Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, any other employee benefit plan, program, policy, arrangement or agreement, including any pension, retirement, profit-sharing, thrift, savings, bonus plan, incentive, stock option or other equity or equity-based compensation, or deferred compensation arrangement, stock purchase, severance pay, retention, change of control, unemployment benefits, sick leave, vacation pay, salary continuation for disability, hospitalization, health or medical insurance, life insurance, fringe benefit, compensation, flexible spending account or scholarship program or arrangement, and any employment, consulting, retention, change in control, severance or similar agreement, practice, policy or arrangement maintained by any Acquired Company, to which any Acquired Company is a party, to which any Acquired Company contributes or is obligated to contribute, or with respect to which any Acquired Company has any Liability.

(b)                                 None of Sellers, any of the Acquired Companies or any ERISA Affiliates maintain, contribute to or have an obligation to contribute to, or have maintained, contributed to or had an obligation to contribute to within the past six years, or otherwise has any Liability with respect to (i) any “employee pension benefit plan” (as such term is defined in section 3(2) of ERISA) that is subject to Title IV of ERISA, including any defined benefit plan (as defined in Section 3(35) of ERISA), any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) or any multiple employer plan subject to Section 4063 or 4064 of ERISA, or (ii) any plan subject to Section 302 of ERISA or Section 412 of the Code.  No Acquired Company participates in or otherwise has any Liability with respect to a multiple employer welfare arrangement (as defined in Section 3(40)(A) of ERISA).  Other than with respect to Leedo’s participation in the Victory 401(k) Plan, no Person other than an Acquired Company is a participating employer in an Acquired Company Plan and no individual who is not a current or former employee of an Acquired Company is or has been a participant in an Acquired Company Plan.

(c)                                  Sellers have delivered or made available to Buyers, with respect to each Acquired Company Plan, correct and complete copies, where applicable, of (i) all plan documents and amendments (and in the case of any unwritten Acquired Company Plan, a written summary of the materials terms and conditions thereof), trust agreements and insurance and annuity contracts and policies, (ii) the most recent IRS determination, opinion or advisory letter relating to the tax-qualified status of the plan, (iii) the Annual Reports (Form 5500 Series) and accompanying schedules and actuarial reports, as filed, for the three most recently completed plan years, (iv) the summary plan description currently in use together with the summaries of material modifications thereto, (v) copies of annual testing reports and results (including nondiscrimination and coverage testing) for the three most recently completed plan years and evidence of any corrective action taken with respect to such annual tests, and (vi) all non-routine correspondence to or from any Governmental Body.

(d)                                 Each Acquired Company Plan which is intended to qualify under Section 401(a) of the Code is so qualified and either has received a currently effective favorable determination letter from the IRS that such Acquired Company Plan is so qualified under the Code or may rely upon an opinion or advisory letter for a prototype or volume submitter plan; and no circumstance exists which could (i) cause such Acquired Company Plan to cease being so qualified, or (ii) result in a penalty under the IRS Closing Agreement Program if discovered during an IRS audit or investigation.

(e)                                  Except as set forth in Schedule 5.14(E), each Acquired Company Plan has been in all material respects maintained and operated in conformity with the terms of such Acquired Company Plan and with all applicable Requirements of Laws, including the Code and ERISA and all filing and disclosure requirements imposed on the plan sponsor and plan fiduciaries thereunder.  There are no actions, suits, audits, examinations, inquiries, arbitrations or claims (other than routine claims for benefits in the normal operation of the Acquired Company Plans) pending or, to the Knowledge of Sellers, threatened involving any Acquired Company Plan or the assets of any such plan.

(f)                                   No fiduciary (within the meaning of Section 3(21) of ERISA) of any Acquired Company Plan subject to Part 4 of Subtitle B of Title I of ERISA has committed a breach of fiduciary duty with respect to that Acquired Company Plan that could subject an Acquired Company or an employee of an Acquired Company to any Liability (including liability on account of an indemnification obligation).  No Acquired Company has incurred any excise Taxes under Chapter 43 of the Code with respect to any Acquired Company Plan  which have not been paid in full and nothing has occurred with respect to any Acquired Company Plan that could reasonably be expected to subject any Acquired Company to Liability for any such Taxes.

(g)                                  No Acquired Company has any obligations under any Acquired Company Plan or otherwise to provide welfare benefits (including medical and life insurance) to or in respect of any former employee of any Acquired Company (or any dependent thereof), except as required by the continuation requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code.  No Acquired Company has any obligations under any Acquired Company Plan or otherwise to provide welfare benefits (including medical and life insurance) to or in respect of any Person who is not a current or former employee of any Acquired Company or a dependent thereof.  No Acquired Company or ERISA Affiliate has any Liability on account of a violation of the health care requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code.

(h)                                 Except as set forth in Schedule 5.14(h), with respect to each Acquired Company Plan for which a separate fund of assets is or is required to be maintained, all contributions required to be timely made under the terms of each such Acquired Company Plan or Requirements of Laws on or before the date hereof have been made and all obligations in respect of each Acquired Company Plan which are not yet due as of the date hereof have either been made or have been accrued and reflected in the Acquired Companies’ financial statements to the extent required by the Agreed Accounting Principles.  All material premiums, fees and administrative expenses required to be paid under or in connection with the Acquired Company Plans with respect to any period on or before the Closing Date have been paid or have been accrued in full on the Acquired Companies’ financial statements to the extent required by the Agreed Accounting Principles.

(i)                                     Each Acquired Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has at all relevant times been maintained and operated in accordance with the terms thereof and Section 409A of the Code.  Schedule 5.14(A) identifies each Acquired Company Plan that is a Nonqualified Deferred Compensation Plan.  No Acquired Company has been required to withhold or pay any Taxes as a result of a failure to comply with Section 409A of the Code or has any obligation to provide any gross-up payment to any individual with respect to any income Tax, excise Tax or interest charge imposed pursuant to Section 409A of the Code.

(j)                                    Except as set forth in Schedule 5.14(J), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with another event) will or can be reasonably expected to (i) entitle any current or former director, officer, employee or consultant of an Acquired Company to any payment (including severance pay or similar compensation), any cancellation of Indebtedness, or any increase in compensation; (ii) result in the acceleration of payment, funding or vesting under any Acquired Company Plan; or (iii) result in any increase in benefits payable under any Acquired Company Plan.  No amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated hereby (either alone or in combination with another event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.  No Acquired Company has any obligation to make a gross-up or similar payment in respect of any Taxes that may become payable under Section 4999 of the Code.

(k)                                 Schedule 5.14(K) sets forth: (i) a list of all employees of, and other persons regularly providing services onsite to, any Acquired Company on and after January 1, 2015; (ii) the current position, hire date(s), leave status, if any (including a designation, if applicable, of the type of leave and whether the leave is paid or unpaid), of each such employee or person; (iii) the then current annual salary or wage rate provided to each such person, and a description of the fringe benefits (other than those generally available to employees of the Acquired Companies) provided by any Acquired Company to any such employees; (iv) a list of all present or former employees of any Acquired Company paid in excess of $100,000 in calendar year 2014 or with an annualized salary rate in excess of $100,000 for calendar year 2015 who have terminated or given notice of their intention to terminate their relationship with any Acquired Company since January 1, 2015; (v) a list of any increase of $10,000 or more, effective after January 1, 2015, in the rate of compensation of any employee; and (vi) a list of all independent contractors or agents paid in excess of $100,000 since January 1, 2014.  The Company has verified I-9 eligibility for all employees in the United States hired on or after March 1, 2013.

(l)                                     Without prejudice or limitation to the above, except as set forth in Schedule 5.14(L), (i) all contributions to the IMSS and INFONAVIT which the Mexican Subsidiaries are required by Requirements of Laws to withhold, collect and pay, have been duly withheld or collected and, to the extent required, have been paid over to the proper taxing authority.  The Mexican Subsidiaries have complied in all material respects with Requirements of Laws related to employment, wages, hours, benefits, collective bargaining, general working conditions rules, occupational safety and health, and the payment of social security contributions to the IMSS, INFONAVIT, SAR and similar contributions.

5.15.                     Employee Relations.  Except as set forth in Schedule 5.15(A), since January 1, 2013, each Acquired Company has complied in all material respects with all applicable Requirements of Laws relating to employment, hiring, termination of employment, wages, hours, compensation, benefits, labor relations, and collective bargaining, and is not liable for any existing arrears of wages or any Taxes, penalties, interest, or attorneys’ fees for failure to comply with any of the foregoing.  Except as set forth on Schedule 5.15(B), there are no pending or, to the Knowledge of Sellers, threatened claims, charges, lawsuits or audits by current or former employees of any Acquired Company or any Governmental Body relating to any Acquired Company’s hiring or employment practices, terms and conditions of employment or the safety and health of any Acquired Company’s employees, including charges or investigations currently pending with the U.S. Equal Employment Opportunity Commission (EEOC), the U.S. Department of Labor (DOL), the Occupational Safety and Health Administration (OSHA), or any other Governmental Body.  No Acquired Company is a party to, and, to the Knowledge of Sellers, no Acquired Company is affected by or threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of such Acquired Company.  To the Knowledge of Sellers, no Acquired Company is being adversely affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any supplier or customer of such Acquired Company.  Schedule 5.15(C) sets forth a description of any union organizing or election activities involving any non-union employees of each Acquired Company which have occurred since January 1, 2011 or, to the Knowledge of Sellers, are threatened as of the date hereof.  Except as set forth on Schedule 5.15(D), no Acquired Company is a party to, or has any obligation with respect to, any collective bargaining, works council or similar agreement.  The Acquired Companies have at all times complied with the Workers Adjustment and Retraining Notification Act and any similar state law (collectively, “WARN”) and have no Liabilities pursuant to WARN.

5.16.                     Contracts.  Except as set forth in Schedule 5.16, no Acquired Company is a party to or bound by:

(i)                                     any Contract for the purchase or sale of real property;

(ii)                                  any Contract for the purchase of services, materials, supplies or equipment which involved the payment of more than $1,500,000 in 2014, which can reasonably be expected to involve the payment of more than $1,500,000 in any 12-month period ending on or after the Closing Date;

(iii)                               any Contract for the sale of goods or services which involved the payment of more than $3,000,000 in 2014, which can reasonably be expected to involve the payment of more than $3,000,000 in any 12-month period ending on or after the Closing Date;

(iv)                              any consignment, distributor, dealer, manufacturer’s representative, sales agency, advertising representative or advertising or public relations Contract;

(v)                                 any guarantee of the obligations of customers, suppliers, officers, directors, employees, Affiliates or others;

(vi)                              any Contract which (A) limits or restricts where any Acquired Company may conduct the Business or the type or line of business in which any Acquired Company may engage, (B) grants “most favored nation” status to any other Person, (C) contains “requirements” provisions or other provisions obligating any Acquired Company to purchase or obtain a minimum or specified amount of any product or service from any Person, (D) contains “guaranteed savings” provisions or provides for rebates or (E) contains minimum sales or volume provisions;

(vii)                           any Contract which provides for, or relates to, any Indebtedness;

(viii)                       any Contract with a Governmental Body;

(ix)                              any Contract for the employment or retention of any individual as an employee or consultant providing for annual compensation or fees in excess of $100,000;

(x)                                 any Contract with any employee or former employee of an Acquired Company pursuant to which:  (A) benefits would vest, amounts would become payable or the terms of which would otherwise be altered by virtue of the consummation of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events); (B) any Acquired Company is or may become obligated to make any severance, termination, termination indemnity or redundancy, retention, gross-up or similar payment; and (C) any Acquired Company is or may become obligated to make any bonus, incentive compensation or similar payment (other than in respect of salary);

(xi)                              each Contract which provides for indemnification of any officer, director, employee or agent; or

(xii)                           any other Contract which is material to any Acquired Company.

5.17.                     Status of Contracts.  Except as set forth in Schedule 5.17, each of the Contracts listed in Schedules 5.9(A)(1), 5.10(A), 5.10(B), 5.11(C), 5.14(A) and 5.16 (collectively, the “Acquired Company Agreements”) constitutes a valid and binding obligation of the applicable Acquired Company and is in full force and effect, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar Requirements of Laws of general application relating to or affecting creditors’ rights and to general equity principles. Each Acquired Company has fulfilled and performed its respective obligations under each of the Acquired Company Agreements, and no Acquired Company is in, or to the Sellers’ Knowledge, alleged to be in, breach or default under, nor is there, or to the Sellers’ Knowledge, alleged to be, any valid basis for termination of, any Acquired Company Agreement and, to the Knowledge of Sellers, no other party to any Acquired Company Agreement has breached or defaulted thereunder.  No event has occurred and, to the Sellers’ Knowledge, no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by an Acquired Company or by any such other party.  No Acquired Company is currently renegotiating any of the Acquired Company Agreements (other than ordinary course negotiations in connection with the scheduled expiration of such Acquired Company Agreement) or paying liquidated damages in lieu of performance thereunder.  Complete and correct copies of each of the Acquired Company Agreements have heretofore been made available to Buyers by Sellers, except as set forth in Schedule 5.17.

5.18.                     No Violation or Litigation.  Except as set forth in Schedule 5.18:

(i)                                     neither the Interests nor any Acquired Company or any of its assets or properties is subject to any Court Order;

(ii)                                  the assets and properties of the Acquired Companies and their uses comply in all material respects with all applicable Requirements of Laws and applicable Court Orders;

(iii)                              since January 1, 2013, (A) each Seller has complied in all material respects with all Requirements of Laws and Court Orders that are applicable to the Interests and (B) each Acquired Company has complied in all material respects with all Requirements of Laws and Court Orders which are applicable to the assets or properties of such Acquired Company or the Business;

(iv)                              there are no material lawsuits, claims, suits, proceedings or investigations pending or, to the Knowledge of Sellers, threatened against or affecting the Interests or any Acquired Company or its assets or properties or the Business and there are no material lawsuits, suits or proceedings pending in which any Acquired Company is the plaintiff or claimant or which relates to the Interests, any Acquired Company’s assets or properties or the Business;

(v)                                 there is no action, suit or proceeding pending or, to the Knowledge of Sellers, threatened against either Seller or any Acquired Company which questions the legality or propriety of the transactions contemplated by this Agreement;

(vi)                              the Acquired Companies are directly or indirectly controlled by one or more citizens of the United States; and

(vii)                           each of (A) the total value of the Acquired Companies’ assets in Canada plus the assets in Canada that are owned by entities that are controlled by the Acquired Companies;  and (B) the gross revenues from sales in or from Canada generated from the assets referred to in (A) above, is less than Canadian $86,000,000.

5.19.                     Environmental Matters.    Except as set forth in Schedule 5.19:

(a)                                 the operations of each Acquired Company complies, and since January 1, 2010 have complied, in all material respects with all applicable Environmental Laws;

(b)                                 each Acquired Company has obtained all environmental, health and safety Governmental Permits necessary for its operation, all such Governmental Permits are in good standing and each Acquired Company is in material compliance with all terms and conditions of such permits;

(c)                                  none of the Acquired Companies, nor any of the present Leased Real Property or Business operations, or , to the Knowledge of the Sellers, any past real property owned, leased or used by any Acquired Company, is subject to any on-going investigation by, order from or settlement agreement with any Person (including any prior owner or operator of Leased Real Property) respecting (x) any violation of Environmental Law, (y) any Remedial Action or (z) any claim of Losses and Expenses arising from an exposure to or the Release or threatened Release of a Hazardous Material;

(d)                                 there is no judicial or administrative proceeding pending against any Acquired Company, nor is there any order, judgment, decree or settlement that is unfulfilled in any material respect, in each case alleging or addressing a violation of, or Liability under, any Environmental Law;

(e)                                  there is not now on or in any of the Leased Real Property nor, to the Knowledge of Sellers, has there ever been, on or in any real property formerly owned or leased by any Acquired Company or used in the operation of the Business:

(i)                                     any asbestos-containing materials or material mold growth;

(ii)                                 any underground storage tank, above-ground storage tank, surface impoundment or landfill or waste pile utilized in connection with the Business;

(iii)                              any polychlorinated biphenyls (PCB) used in pigments, hydraulic oils, electrical transformers or other equipment; or

(iv)                              any radioactive materials;

(f)                                   Sellers have made available to Buyers correct and complete copies of all environmentally-related audits, studies, reports, analyses and results of investigations that have been performed with respect to the Business or any Leased Real Property and that Sellers have in their possession or in their reasonable control;

(g)                                  (i) there has been (A) no Release of any Hazardous Material by any Acquired Company at, on or from any real property used in connection with the Business or (B) to the Knowledge of Sellers, at, on or from any third party location to which Hazardous Materials used by or generated by the Business have been sent for treatment or disposal and (ii) no Acquired Company has received any notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Hazardous Material;

(h)                                 no Acquired Company has undertaken or is currently undertaking any Remedial Action at any Leased Property; and

(i)                                     none of the Products in the past contained or now contains asbestos or asbestos-containing material.

5.20.                     Insurance.  Schedule 5.20 sets forth a list and brief description (including nature of coverage, limits, deductibles, premiums and the loss experience since May 1, 2012 with respect to each type of coverage) of all policies of insurance maintained, owned or held by either Seller or any Acquired Company on the date hereof with respect to the assets or properties of the Acquired Companies or the Business.  Since January 1, 2013, each Acquired Company has complied in all material respects with each of such insurance policies and has not failed to give any notice or present any material claim thereunder in a due and timely manner.  Sellers have made available to Buyers correct and complete copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the assets or properties of the Acquired Companies.

5.21.                     Customers and Suppliers.  Schedule 5.21 sets forth a list of names of (x) the ten largest customers and (y) the ten largest suppliers (measured by dollar volume of purchases or sales in each case for the one-year period ended December 31, 2014) of the Acquired Companies and the aggregate revenue received from each such customer or amount of purchases made from each such supplier during each of the years ended December 31, 2014 and December 31, 2013 and the period January 1, 2015 through March 31, 2015.  Except as set forth in Schedule 5.21, the Sellers have received no written notice of any, or to the Sellers’ Knowledge is there any threatened, termination, cancellation or material limitation of, or any material modification or change in, the business relationship of an Acquired Company with any customer or group of customers listed in Schedule 5.21, or with any supplier or group of suppliers listed in Schedule 5.21.

5.22.                     Warranties; Product Defects.  Schedule 5.22 sets forth a summary of the warranty expense incurred by any Acquired Company during each of 2013 and 2014.  All Products manufactured, merchandised, serviced, distributed, sold or delivered by any Acquired Company over the previous three years have been in conformity in all material respects with all applicable contractual commitments and express or implied warranties.  No material Liability exists for any return claim, warranty claim or other obligation to provide parts and service on, or to repair or replace, any products sold or delivered by any Acquired Company at any time on or prior to the Closing Date beyond the amounts reserved for warranty expense reflected in the Balance Sheet or expected to be reflected in the Valuation Date Working Capital Statement.

5.23.                     No Finder.  No Acquired Company nor, except as set forth on Schedule 5.23 any Seller, nor any other Person acting on their behalf, has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

5.24.                     Bank Accounts; Power of Attorney; Minute Books.  Schedule 5.24 sets forth a complete and correct list of all bank accounts and safe deposit boxes of each Acquired Company and persons authorized to sign or otherwise act with respect thereto as of the date hereof and a complete and correct list of all persons holding a general or special power of attorney granted by such Acquired Company. Complete and correct copies of such powers of attorney have been made available to Buyers.

5.25.                     Related and Other Transactions.  Except as set forth in Schedule 5.25(A), since January 1, 2013, no Acquired Company has, directly or indirectly, purchased, leased or otherwise acquired any material property or obtained any material services, or sold, leased or otherwise disposed or any material property or furnished any material services, from or to (i) the Sellers, (ii) any other Affiliate of the Acquired Companies, (iii) any Person who is an officer or director of the Company or (iv) any Associate of any person referred to in clause (i), (ii) or (iii) above (collectively, “Related Persons”), other than (A) remuneration for services rendered as a director, officer or employee of any Acquired Company or (B) transactions between Acquired Companies.  Except as set forth in Schedule 5.25(A), the Acquired Companies do not owe any amount to, or have any Contract with, any Related Person (other than for compensation for current services not yet due and payable, transactions between Acquired Companies and reimbursement of expenses arising in the ordinary course of the Business) and none of such

Related Persons owes any amount to any Acquired Company.  None of the Related Persons (other than other Acquired Companies) use any of the assets reflected in the Balance Sheet.  An “Associate” of any Person means (x) a corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (y) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity and (z) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the person or any of its parents or subsidiaries.

5.26.                     Government Contracts.  None of the Acquired Companies nor, with respect to the Business, Sellers or any of their Affiliates has, since January 1, 2013 (i) breached or violated any Requirements of Law, certification, representation, clause, provision or requirement pertaining to any Government Contract or Government Bid in any material respect; (ii) been suspended or debarred from bidding on government contracts by a Governmental Body; (iii) been audited or investigated, or received notification of an intent to audit or initiate an investigation, by any Governmental Body with respect to any Government Contract or Government Bid; (iv) conducted or initiated any internal investigation or made any disclosure with respect to any alleged or potential irregularity, misstatement or omission or overpayment arising under or relating to a Government Contract or Government Bid; (v) received from any Governmental Body or any other Person any written notice of breach, cure, show cause or default with respect to any Government Contract or Government Bid; (vi) had any Government Contract terminated by any Governmental Body or any other Person for default or failure to perform; or (vii) received any information relating to any actual or potential whistle-blower or qui tam action directed against the Acquired Companies.

5.27.                     Absence of Certain Business Practices.  None of the Acquired Companies, nor any of their respective directors, officers, employees or agents or any other Person authorized to act, or acting, on behalf of the Acquired Companies, has directly or indirectly made, authorized, or offered, directly or indirectly, any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or for the benefit of any Person, private or public, regardless of form, whether in money, property,  services, or other things of value, in connection with obtaining or retaining business or to secure an improper advantage to or from any Person.  None of the Acquired Companies is or has been, subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Body, involving the Acquired Companies in any way relating to a violation or potential violation of any Laws relating to anti-bribery or anti-corruption, including the U.S. Foreign Corrupt Practices Act.

5.28.                     No Other Representations or Warranties.  Except for the representations and warranties expressly contained in this Article V and in the Seller Ancillary Agreements, none of Sellers or any of their Affiliates makes or shall be deemed to make any other express or implied representation or warranty with respect to Sellers, the Acquired Companies, the Interests, any transactions contemplated by this Agreement or either Seller Ancillary Agreement, or any other matter, including any representation or warranty as to the accuracy or completeness of any information regarding any Acquired Company furnished or made available to Buyers and its

Representatives, and Sellers hereby disclaim any other express or implied representations or warranties, whether made by Sellers or any of their Affiliates.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYERS

As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyers hereby represent and warrant to the Sellers and agree as follows:

6.1.                            Organization of Buyers.  KapStone Kraft is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own or lease and to operate and use its assets and properties and to carry on its business as now conducted.  KapStone Charleston is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own or lease and to operate and use its assets and properties and to carry on its business as now conducted.

6.2.                            Authority of Buyers; No Conflict.

(a)                                 Buyers have full corporate or limited liability company power and authority, as applicable, to execute, deliver and perform this Agreement and all of the Buyer Ancillary Agreements.  The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyers have been duly authorized and approved by Buyers’ board of directors or board of managers and do not require any further authorization or consent of Buyers or its stockholders or members.  This Agreement has been duly authorized, executed and delivered by Buyers and is the legal, valid and binding agreement of Buyers, enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyers and upon execution and delivery by Buyers will be a legal, valid and binding obligation of Buyers, enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar Requirements of Laws of general application relating to or affecting creditors’ rights and to general equity principles.

(b)                                 Neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements by Buyers or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by Buyers will:

(i)                                     conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) the articles of incorporation or by-laws (or comparable governing documents) of each Buyer, (B) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which any Buyer is a party or any of its assets or properties is subject or by which any Buyer is bound, (C) any Court Order to which any Buyer is a party or by which it is bound or (D) any Requirements of Laws affecting any Buyer; or

(ii)                                  require the approval, consent, authorization or act of, or the making by Buyers of any declaration, filing or registration with, any Person, except as provided under the HSR Act.

6.3.                            Investment Representation.  The Interests are being acquired by Buyers for their own account for investment, and not with a view to the sale or distribution of any part thereof without registration under the Securities Act of 1933 or pursuant to an applicable exemption therefrom.

6.4.                            Financing.  As of the date hereof, Buyers have funds available (whether through financing commitments or otherwise) that are sufficient to enable it to consummate all of the transactions contemplated by this Agreement, including making the Closing Date Cash Payment and paying the Closing Date Indebtedness, the Closing Date Bonuses, any Transaction Expenses, and all of Buyers’ fees and expenses related to the transactions contemplated by this Agreement and any financing in connection therewith.  As of the date hereof, true and complete copies of such commitments (collectively, the “Debt Commitment Letter”) have been provided to Sellers’ Representative.  The financing required to consummate the transactions contemplated by this Agreement is referred to herein as the “Financing”.  As of the date hereof, (i) assuming satisfaction of the conditions specified in Section 9.1, Buyers do not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Buyers on a timely basis to consummate the transactions contemplated by this Agreement, and (ii) the Debt Commitment Letter is binding on the Buyers and, to the Knowledge of Buyers, the other parties thereto, and is in full force and effect and not subject to any contingencies or conditions that are not set forth in the Debt Commitment Letter.

6.5.                            Independent Investigation; Reliance.  In formulating a decision to enter into the Agreement, Buyers have relied solely upon (a) the provisions of this Agreement, (b) an independent investigation of the Acquired Companies and the Business, and (c) consultations with its legal and financial advisors with respect to this Agreement and the nature of its investment.  Except for the specific representations and warranties expressly made by Sellers in Article V, and in the certificates delivered pursuant to this Agreement or in any Seller Ancillary Agreement, (a) Buyers acknowledge and agree that (i) neither the Acquired Companies nor either Seller is making or has made any representation or warranty, express or implied, at law or in equity, in respect of any Acquired Company, the Business, assets, Liabilities, operations, or condition (financial or otherwise) of any Acquired Company; the nature or extent of any Liabilities; the prospects of the Business; the effectiveness or the success of any operations; or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Acquired Companies furnished to Buyers or its Representatives or made available to the Buyers and its Representatives, management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE INTERESTS, THE ACQUIRED COMPANIES OR THE ASSETS AND PROPERTIES THEREOF, ALL OF WHICH ARE HEREBY EXPRESSLY DISCLAIMED, and (ii) no officer, agent, representative or employee of either Seller or any Acquired Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided; and (b) Buyers specifically disclaim that they are relying upon or have relied upon any such other representations or warranties that may have been made by any Person and acknowledge and agree that the Acquired Companies and Sellers have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person.  NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS SECTION 6.5 OR ANYWHERE ELSE IN THIS AGREEMENT IS INTENDED TO, NOR SHALL IT HAVE THE EFFECT OF, LIMITING IN ANY RESPECT ANY RIGHTS OR REMEDIES OF BUYERS ARISING OUT OF ANY ACTUAL FRAUD OF THE SELLERS OR THE ACQUIRED COMPANIES.

6.6.                            No Litigation.  There is no action, suit or proceeding pending or, to the Knowledge of Buyers, threatened against Buyers which questions the legality or propriety of the transactions contemplated by this Agreement.

6.7.                            No Finder.  Neither Buyers nor any Person acting on their behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement except as has been or may hereafter be disclosed in writing to Sellers (it being understood, however, that the fees and expenses attributable to any such engagement are the sole responsibility of Buyers).

ARTICLE VII

ACTION PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

7.1.                            Access to Information.

(a)                                 Sellers shall, and shall cause the Acquired Companies to, afford the authorized Representatives of Buyers (including independent public accountants, attorneys, consultants and Representatives of Buyers’ lenders) reasonable access during normal business hours to the offices, properties, employees and business and financial records of the Acquired Companies to the extent Buyers shall deem reasonably necessary or desirable and shall furnish to Buyers or its authorized Representatives such additional information concerning the Interests, the Business and the operations of the Acquired Companies as shall be reasonably requested, as shall be reasonably necessary to enable Buyers or their Representatives to verify the accuracy of the Sellers’ representations and warranties contained in this Agreement, to verify that the covenants of Sellers contained in this Agreement have been complied with and to determine whether the conditions set forth in Article IX have been satisfied; provided, however, that (i) neither Sellers nor the Acquired Companies shall be required to violate any obligation of confidentiality, Court Order or Requirements of Laws to which either Seller or any Acquired Company is subject or to waive any privilege which any of them may possess in discharging their obligations pursuant to this Section 7.1 (it being understood that the Sellers shall cause the Acquired Companies to take reasonable actions to eliminate any such impediments to providing such information) and (ii) Buyers shall not conduct any invasive soil investigation with respect to any Acquired Company Property without written approval of the Sellers’ Representative, which approval shall not be unreasonably withheld, conditioned or delayed.   Buyers agree that such investigation shall be

conducted in such a manner as not to interfere unreasonably with the operations of the Acquired Companies.

(b)                                 Without limiting the generality of Section 7.1(a), prior to Closing, upon the reasonable written request of and reasonable advance notice from Buyers, the Sellers shall cause the Acquired Companies and their respective Representatives to use their commercially reasonable efforts to take the following actions, provided they do not unreasonably interfere with the ongoing operations of or existing contractual relationships with the Acquired Companies:

(i)                                     providing financial, operating and other data and information, beyond those set forth in the Schedules and other information and materials made available pursuant hereto, which Buyers may reasonably request in connection with Buyers’ Financing of the transactions contemplated by this Agreement, including (x) unaudited interim consolidated financial statements for the Acquired Companies for the fiscal quarter ending March 31, 2015 and for each fiscal quarterly period (if any) which ends after such date but which is at least forty-five (45) days prior to the Closing Date, which unaudited interim consolidated financial statements shall be delivered to Buyers no later than forty-three (43) days following the end of each such fiscal quarterly period, and (y) unaudited monthly summary consolidated financial information for the Acquired Companies for each month ended after March 31, 2015 but which is at least thirty (30) days prior to the Closing Date, which unaudited monthly consolidated financial statements shall be delivered to Buyers no later than twenty-eight (28) days following the end of each such month;

(ii)                                 making available members of its executive management team for purposes of due diligence sessions involving Lenders;

(iii)                             reviewing and providing comments of portions of offering and private placement memoranda, prospectuses and other informational and marketing materials, insofar as they relate to the Acquired Companies and the Business;

(iv)                              making available and cooperating with the Buyers to obtain the consent of the Acquired Companies’ independent accountants for any comfort letters, management letters or legal letters in connection with Buyers’ use of the Acquired Company’s financial statements; and

(v)                                 if not objected to by the holders of the Acquired Company’s Indebtedness secured by Liens against Acquired Company Property, reasonably facilitating the granting of Liens in such Acquired Company Property; provided that no such security interest shall be effective prior to the Closing and shall be released immediately upon any termination of this Agreement.

Sellers hereby consent to the use of the Company’s logo in connection with materials provided by Buyers to potential Lenders in connection with the Financing, provided Buyers shall consult with Sellers regarding the manner of such use, Sellers receive copies of all materials containing such logo and such use shall terminate upon termination of this Agreement.  Notwithstanding the foregoing, in no event shall any Acquired Company or any Seller be obligated to pay any money to any Person or to offer or grant any other financial accommodations to any Person in connection with its obligations under this Section 7.1(b).  If Buyers believe that Sellers are not performing their obligations as required under this Section 7.1(b), Buyers must promptly (but in any event within three (3) Business Days) advise Sellers in writing with particularity and afford Sellers a reasonable opportunity to cure any such non-performance, or else any non-performance is waived.

(c)                                  The parties agree that no information provided, made available or otherwise accessed under this Section 7.1 or the other provisions of this Article VII (including Section 7.11) shall modify the representations and warranties in Article V or constitute representations and warranties of Sellers for purposes of this Agreement nor relieve Buyers of their obligations under this Agreement except as expressly provided in Article IX.

(d)                                 Notwithstanding anything herein to the contrary, for the avoidance of doubt, the transactions contemplated hereby and the provisions of this Section 7.1 are subject to the Confidentiality Agreement. Buyers may furnish information under Section 7.1(b) to potential syndicate members, other potential lenders or potential participants, subject to their entry into customary written confidentiality agreements by such potential syndicate members, other potential Lenders or potential participants, and except as otherwise required by applicable securities laws and other Requirements of Law.  Buyers agree to provide, upon request by the Sellers’ Representative, the identity of any potential lenders, syndicate members and potential participants that Buyer has been advised by the Lenders (or that Buyer otherwise is aware) have received confidential information concerning the Acquired Companies and the transactions contemplated by this Agreement in connection with the Financing.

(e)                                  Notwithstanding any other provision of this Agreement, Sellers’ obligations under this Section 7.1 shall terminate upon consummation of Closing.

7.2.                            Notification of Certain Matters.

(a)                                 Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

(b)                                 During the period between the date hereof and the Closing Date, Sellers will notify Buyers of (i) any Material Adverse Change in the condition of the Interests, any Acquired Company or its assets or properties or Business, (ii) any material breach of any representation, warranty, covenant or other agreement of a Seller under this Agreement or any Seller Ancillary Agreement that would reasonably be expected to cause a condition in Article IX not to be satisfied, (iii) any lawsuit, claim, proceeding or investigation that is threatened, brought, asserted or commenced against any Acquired Company or Seller which would have been listed in Schedule 5.18 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof, and (iv) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement.

(c)                                  During the period between the date hereof and the Closing Date, Buyers will notify Sellers’ Representative of (i) any material breach of any representation, warranty, covenant or other agreement of Buyers under this Agreement or any Buyer Ancillary Agreement that would reasonably be expected to cause a condition in Article X not to be satisfied, (ii) any lawsuit, claim, proceeding or investigation that is threatened, brought, asserted or commenced against Buyers of the type described in Section 6.7, and (iii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement.

7.3.                            Consents of Third Parties; Governmental Approvals.

(a)                                 Sellers will act diligently and reasonably in seeking to obtain, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to Buyers, from any party to any Acquired Company Agreement required to be obtained to assign or transfer the Company Interests to Buyers or to otherwise satisfy the conditions set forth in Section 9.5; provided that neither Sellers nor Buyers shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals; and provided, further, that Sellers shall not make any agreement or understanding affecting the Interests, any Acquired Company or the Business as a condition for obtaining any such consents or waivers except with the prior written consent of Buyers.  Between the date hereof and the Closing Date, Buyers shall act diligently and reasonably to cooperate with Sellers in attempting to obtain the consents, approvals and waivers contemplated by this Section 7.3(a).

(b)                                 During the period between the date hereof and the Closing Date, Sellers and Buyers shall act diligently and reasonably, and shall cooperate with each other, in making any required filing or notification and in attempting to obtain any consents and approvals of any Governmental Body required to be obtained by them in order to permit the consummation of the transactions contemplated by this Agreement, or to otherwise satisfy the conditions set forth in Section 9.4 or 10.3; provided that Sellers shall not make any agreement or understanding adversely affecting the Interests, any Acquired Company or its respective assets or Business as a condition for obtaining any such consents or approvals except with the prior written consent of Buyers.

(c)                                  As promptly as practicable after the date hereof and in no event more than five (5) Business Days after the date hereof, Buyers and Sellers shall file with the FTC and the Antitrust Division the notifications and other information required to be filed under the HSR Act with respect to the transactions contemplated hereby.  Each party warrants that all such filings by it will be, as of the date filed, true and accurate and in accordance with the requirements of the HSR Act.  Each of Buyers and Sellers shall respond as promptly as practicable to any inquiries or requests received from any state attorney general, antitrust authority or other Governmental Body in connection with antitrust or related matters.  Each of Buyers and Sellers agrees to make available to the other such information as each of them may reasonably request relative to its business, assets and property (including, in the case of Sellers, the Business) as may be required of each of them to file any additional information requested by such agencies under the HSR Act.  Except where prohibited by applicable Requirements of Laws or any Governmental Body, and subject to the confidentiality provisions of this Agreement and the Confidentiality Agreement, each party shall:  (i) cooperate with the other party with respect to any filings made by such party in connection with the transactions contemplated by this Agreement; (ii) permit the other party to review (and consider in good faith the views of the other party in connection with) any documents before submitting such documents to any Governmental Body in connection with the transactions contemplated by this Agreement; and (iii) promptly provide the other party with copies of all filings, notices and other documents (and a summary of any oral presentations) made or submitted by such party or its Affiliates with or to any Governmental Body in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Section 7.3 or elsewhere in this Agreement, Buyers shall not have any obligation under this Agreement to divest or agree to divest (or cause any of its Affiliates to divest or agree to divest) any of its respective businesses, product lines or assets or to take or agree to take (or cause any of its Affiliates to take or agree to take) any other action or to agree (or cause any of its Affiliates to agree) to any limitation or restriction on any of its respective businesses, product lines or assets.

(d)                                 Buyer shall be solely responsible for and pay all necessary filing fees under the HSR Act.

7.4.                            Operations Prior to the Closing Date.

(a)                                 Sellers shall operate and shall cause the Acquired Companies to carry on the Business only in the ordinary course and substantially as presently operated.  Consistent with the foregoing, Sellers shall cause the Acquired Companies to keep and maintain the assets of each Acquired Company in good operating condition and repair and shall use their commercially reasonable efforts consistent with good business practice to maintain the business organization of each Acquired Company intact and to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with any Acquired Company.  In connection therewith, Sellers shall not, and shall not permit Acquired Companies to, attempt to persuade any employee of any Acquired Company to terminate his or her relationship with such Acquired Company or not to continue employment after the Closing.

(b)                                 Notwithstanding Section 7.4(a), except as set forth on Schedule 7.4(A) or as otherwise expressly contemplated by this Agreement, or except with the express written approval of Buyers, Sellers shall not, and shall not permit any Acquired Company to:

(i)                                     amend its certificate of incorporation or by-laws;

(ii)                                 issue, grant, sell or encumber any Interests or other securities; issue, grant, sell or encumber any security, option, warrant, put, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the acquisition, issuance, sale, pledge or other disposition of any Interests or other securities, redeem or otherwise acquire any Interests or other securities, or make any other changes in the equity capital structure of such Acquired Company;

(iii)                             make any material change in the Business or the operations of such Acquired Company or acquire (including by merger or consolidation) any business or Person or otherwise acquire any assets (other than inventory) that are material;

(iv)                              make any capital expenditure or enter into any contract or commitment therefor, other than (A) in accordance with the Acquired Companies’ 2015 capital expenditure budget, as set forth in Schedule 7.10, or (B) capital expenditures not to exceed $500,000 in the aggregate in excess of the amounts set forth in Schedule 7.10, in each case that are bona fide arms length transactions with non-Related Persons;

(v)                                 (A) enter into any Contract, agreement, undertaking or commitment which would have been an Acquired Company Agreement if in effect on the date hereof,  (B) enter into any Contract, agreement, undertaking or commitment with any Related Person, (C) amend or terminate any Acquired

Company Agreement outside the ordinary course of business consistent with past practices or (D) amend any Contract, agreement, undertaking or commitment with any Related Person;

(vi)                              enter into any Contract for the purchase or lease of real property or any option to extend any Real Property Lease or amend or terminate any Real Property Lease;

(vii)                           terminate or fail to renew any Contracts for insurance without obtaining comparable replacement coverage;

(viii)                      sell, lease (as lessor), transfer or otherwise dispose of (including any transfers from any Acquired Company to a Seller or any of its Affiliates), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the Interests or the assets or properties of any Acquired Company, other than inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of Business consistent with past practice and other than Permitted Encumbrances;

(ix)                              cancel any debts owed to or claims held by any Acquired Company (including the settlement of any claims or litigation) other than in the ordinary course of the Business consistent with past practice or in an amount less than $50,000;

(x)                                 create, incur or assume, or agree to create, incur or assume, any Indebtedness in excess of $500,000;

(xi)                              accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of the Business consistent with past practice;

(xii)                           delay or accelerate payment of any account payable or other Liability of any Acquired Company beyond or in advance of its due date or the date when such Liability would have been paid in the ordinary course of the Business consistent with past practice;

(xiii)                       allow the levels of raw materials, supplies, work-in-process, finished goods or other materials included in the inventory of any Acquired Company to vary in any material respect from the levels customarily maintained in the Business;

(xiv)                       make, or agree to make, any payment of cash or distribution of assets to, or pay, loan or advance any amount to, a Seller or any of its Affiliates (other than cash realized upon collection of receivables generated in the ordinary course of the Business);

(xv)                          other than pursuant to applicable Requirements of Laws, establish, adopt, enter into, amend, terminate, or modify benefits (including by way of exercising any discretion) under any Acquired Company Plan (or any arrangement that would be an Acquired Company Plan if in effect as of the date hereof) or take any action to amend or waive any performance or vesting criteria or to accelerate vesting, exercisability or funding under any Acquired Company Plan (or arrangement that would be an Acquired Company Plan if in effect as of the date hereof);

(xvi)                       enter, modify or terminate any collective bargaining, works council or similar agreement;

(xvii)                    hire or retain, or terminate the employment or services of, any (A) individual whose annual compensation is or is reasonably expected to be in excess of $100,000 (excluding any sales personnel on a standard commission schedule in accordance with the Acquired Companies’ past practices) or (B) sales personnel on a non-standard commission schedule;

(xviii)                make any change in the compensation of employees, independent contractors or consultants, other than, with respect to employees who do not hold a position of vice president or a more senior position, changes to base salary made in accordance with normal compensation practices and consistent with past compensation practices;

(xix)                       communicate with any employee regarding any compensation or benefits to be provided by Buyers, any Acquired Company or any of their respective Affiliates after the Closing without the prior consent of Buyers;

(xx)                          make any Tax election (on any Tax Return or otherwise), prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position or adopt any method that is inconsistent with positions taken, elections made, or methods used in preparing or filing similar Tax Returns in prior periods, settle or otherwise compromise any claim relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any dispute relating to Taxes, or request any ruling or similar guidance with respect to Taxes;

(xxi)                       make any change in the accounting policies applied in the preparation of the financial statements contained in Schedule 5.3;

(xxii)                    make any material change in internal control over financial reporting; or

(xxiii)                 agree to do any of the foregoing.

7.5.                            Reasonable Best Efforts.  Prior to the Closing and subject to Section 7.3(c):  (a) Sellers shall use reasonable best efforts to cause the conditions set forth in Article IX to be satisfied on a timely basis and (b) Buyers shall use reasonable best efforts to cause the conditions set forth in Article X to be satisfied on a timely basis.

7.6.                            Acquisition Proposals.  Sellers will not, and will not authorize or permit any officer, director or employee of Sellers or any Affiliate of a Seller or authorize any investment banker, attorney, accountant or other representative retained by Sellers or any Affiliate of Sellers to, directly or indirectly, solicit, encourage, facilitate, or furnish information with respect to the Interests or the Acquired Companies to or engage in any discussions with any Person in connection with any proposal for the acquisition of any portion of the Interests or assets or properties of any Acquired Company, other than as contemplated by this Agreement.  Sellers will promptly cease or cause to be terminated any existing activities or discussions with any Person (other than Buyers) with respect to any of the foregoing and will promptly request the return of any confidential information provided to any Person in connection with a prospective acquisition of any Interests, or any assets or properties of any Acquired Company.

7.7.                            Termination of Related Person Contracts and Settlement of Intercompany Accounts.

(a)                                 Except with respect to the Contracts set forth on Schedule 7.7, Sellers shall, and shall cause the Acquired Companies and their respective Affiliates to, take such actions (which shall be reasonably satisfactory to Buyers) as may be necessary such that, as of the Closing, all Contracts between any Acquired Company, on the one hand, and a Seller or any Affiliate of a Seller that is not an Acquired Company, on the other hand, shall be terminated and of no further continued force or effect.

(b)                                 Sellers shall, and shall cause the Acquired Companies and their respective Affiliates to, take such actions (which shall be reasonably satisfactory to Buyers) as are necessary to ensure that all intercompany payables and intercompany receivables between an Acquired Company, on the one hand, and a Seller or any Affiliate of a Seller that is not an Acquired Company, on the other hand, are settled at or prior to the Closing.

7.8.                            Financing.

(a)                                 Buyers shall use reasonable efforts to obtain the Financing on the terms and subject to the conditions described in the Debt Commitment Letter, including using reasonable efforts to: (i) maintain in effect the Debt Commitment Letter and negotiate in good faith and enter into definitive agreements with respect to the Financing (A) on the terms and subject to the conditions reflected in the Debt Commitment Letter or (B) on other terms that are acceptable in good faith to Buyers, provided that such terms do not contain any conditions to funding that are not set forth in the Debt Commitment Letter and otherwise would not reasonably be expected to delay the Closing in any material respect; (ii) comply on a timely basis with all covenants, and satisfy on a timely basis all conditions, required to be complied with or satisfied by Buyers in the Debt Commitment Letter and in such definitive financing agreements; (iii) cause the Financing to be consummated at such time or from time to time as is necessary for Buyers to satisfy its obligations under this Agreement; (iv) pay in a timely manner any and all commitment or other fees that become payable by Buyers under the Debt Commitment Letter following the date hereof, to the extent that the failure to pay such fees would reasonably be expected to adversely impact the availability of the financing thereunder; (v) obtain rating agency approvals to the extent required to obtain the Financing; and (vi) enforce its rights under the Debt Commitment Letter or the definitive financing agreements, as applicable; provided, however, that, notwithstanding anything to the contrary contained herein, (1) Buyers shall have the right to substitute other debt or equity financing for all or any portion of the Financing from the same or alternative financing sources so long as such substitute financing is subject to funding conditions that are not materially less favorable to Buyers than the funding conditions set forth in the Debt Commitment Letter and so long as such substitute financing would not reasonably be expected to delay the Closing in any material respect and (2) Buyers shall not be required to, and Buyers shall not be required to cause any other Person to, commence, participate in, pursue or defend any suit, action or proceeding against or involving any of the Persons that have committed to provide any portion of, or otherwise with respect to, the Financing.  In the event any alternative or substitute financing is obtained by Buyers in accordance with the terms of this Section 7.8(a) (the “Alternative Financing”), references herein to the Financing (including, for avoidance of doubt, the references in this Section 7.8, but excluding references in Section 6.4 shall be deemed to refer to the Alternative Financing, and if a new financing commitment letter is entered into in connection with such Alternative Financing (the “New Commitment Letter”), references herein to the Debt Commitment Letter (including, for avoidance of doubt, the references in this Section 7.8, but excluding the references in Section 6.4) shall be deemed to refer to the New Commitment Letter.  Buyers will provide the Company with a copy of any New Commitment Letter obtained by Buyers in connection with an Alternative Financing as promptly as practicable after the execution thereof.

(b)                                 Buyers shall keep Sellers reasonably informed with respect to all material activity concerning the status of the Financing, including the status of Buyers’ efforts to comply with its covenants under, and satisfy the conditions contemplated by, the Debt Commitment Letter and shall give Sellers prompt notice of any event or change that Buyers determine will materially and adversely affect the ability of Buyers to consummate the Financing.  Without limiting the foregoing, Buyers agree to notify Sellers promptly, and in any event within two Business Days, if at any time: (i) the Debt Commitment Letter shall expire or be terminated for any reason; (ii) any financing source that is a party to the Debt Commitment Letter notifies Buyers that such source no longer intends to provide financing to Buyers on the terms set forth in the Debt Commitment Letter; or (iii) Buyers otherwise determine that Buyers are unlikely timely to receive the Financing.  Buyers shall not, without the prior written consent of Sellers’ Representative (which consent shall not be unreasonably withheld or delayed), amend the Debt Commitment Letter or the definitive financing agreements, as applicable, in any manner (including by way of a side letter or other binding agreement, arrangement or understanding) that would: (A) expand in any material respect or amend in a manner materially adverse to Buyers the conditions to the obligations of the lenders to make the Financing available set forth in the Debt Commitment Letter; (B) prevent or materially impair or delay the Closing; (C) subject to Buyers’ ability to obtain substitute financing set forth in Section 7.8(a), reduce the aggregate amount of financing set forth in the Debt Commitment Letter to an amount below the amount needed (in combination with all funds held by or otherwise available to Buyers) to consummate the transactions contemplated by this Agreement; or (D) materially and adversely impact the ability of Buyers to enforce their rights against the other parties to the Debt Commitment Letter or the definitive financing agreements, as applicable.  Buyers shall deliver to the Sellers’ Representative a copy of the definitive financing agreements a promptly as practicable, and in any event no later than one Business Day after the execution and delivery thereof.  Buyers shall provide to the Sellers’ Representative a copy of the then-current draft of the definitive financing agreements not later than two Business Days prior to the Closing Date.

(c)                                  Notwithstanding any other provision of this Agreement, Buyers acknowledge and agree that the availability of funding (Financing or otherwise) is not a condition precedent (under Article IX or otherwise) to its obligations to close the transactions contemplated by this Agreement.  Any failure of the Financing described in the Debt Commitment Letter shall in no way alter the representation of Buyers set forth in Section 6.4  that it has sufficient funds available to fully fund all of its obligations under this Agreement or its agreement that availability of funding is not a condition precedent to its obligations to close the transactions contemplated by this Agreement.

7.9.                            Pre-Closing Restructuring.

(a)                                 Prior to Closing, Sellers shall cause the Company and Victory MD to enter into the series of transactions set forth on Schedule 7.9(a) for purposes of acquiring record ownership of 100% of the equity interests in Comercializadora (the “Restructuring”) and shall provide Buyers copies of all documents utilized in connection with such transactions at least two Business Days prior to their execution and shall consider in good faith any comments provided by Buyers.

(b)                                 Prior to Closing, the Sellers shall use commercially reasonable efforts to cause the Acquired Companies to make one or more distributions of Cash to the Sellers such that (i) Estimated Closing Date Cash in the United States shall be as near to zero as reasonably practicable and (ii) Estimated Closing Date Cash in Canada and Mexico shall be no greater than $250,000 in the aggregate.

7.10.                     Capital Expenditures.  Prior to the Closing, Sellers shall cause the Acquired Companies to continue to make all capital expenditures and material commitments for capital expenditures provided for in the Acquired Companies’ 2015 capital expenditure budget, which is set forth in Schedule 7.10, consistent with past practice and in the ordinary course of business as if the transactions contemplated by this Agreement were not occurring.  No such capital expenditures or material commitments for capital expenditures shall be made with any Related Persons.

7.11.                     Material Permit List.  As promptly as reasonably practical and, in any event, within twenty (20) days following the date hereof, Sellers shall deliver to Buyers a list and brief description of each Governmental Permit.

7.12.                     Escrowed Real Property.

(a)                                 Within five (5) Business Days following the date hereof, Sellers shall cause Timmons and Seefried to either (i) amend the Escrowed Lease Agreements to be re-dated in blank or amended to specify that the term and rent obligations of each Escrowed Lease Agreement shall not commence until the agent holding the Escrowed Lease Agreements delivers them to Seefried as a result of the transactions under the Timmons-Seefried Purchase Agreement failing to close because of a default by Timmons, or (ii) amend each Timmons-Seefried Purchase Agreement to specify that the Escrowed Lease Agreements shall be re-dated upon such release from escrow; and Sellers shall promptly provide copies of such amendments to Buyers.

(b)                                 Sellers agree, and agrees to cause Timmons, to keep Buyers reasonably informed regarding the status of the Timmons-Seefried Purchase Agreements, including any actual or alleged default thereunder by Timmons. The parties acknowledge and agree that (i) if the closing under a Timmons-Seefried Purchase Agreement occurs and Timmons or its designee acquires the applicable Escrowed Real Property, then the applicable Timmons Lease Agreement shall come into effect and shall be honored by the parties, and the Sellers agree to indemnify the Company against any Losses arising from the applicable Escrowed Lease Agreement if for any reason Seefried seeks to enforce same against the Company, or (ii) if the closing under a Timmons-Seefried Purchase Agreement does not occur as a result of Timmons’ default, then the applicable Escrowed Lease Agreement shall (if so elected by Seefried) come in effect and shall be honored by the parties, and the Sellers agree to indemnify the Company against any Losses arising from the applicable Timmons Lease Agreement if for any reason Timmons seeks to enforce same against the Company.

(c)                                  The amount due from Timmons to the Company for the Earnest Money shall be included in the Valuation Date Working Capital Amount.  At such time as each Earnest Money is either (i) applied to the purchase price of the Escrowed Property upon the closing under the applicable Timmons-Seefried Purchase Agreement, (ii) released from escrow and retained by Seefried as damages pursuant to the applicable Timmons-Seefried Purchase Agreement or (iii) released from escrow and returned to Timmons pursuant to the applicable Timmons-Seefried Purchase Agreement, Sellers shall cause Timmons to (or, if Timmons for any reason fails to do so, Seller shall) reimburse the applicable Earnest Money to the Company.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1.                            Taxes.

(a)                                 Liability for Taxes.

(i)                                     The Sellers shall be liable for and pay, and pursuant to Article XI, each Seller agrees, jointly and severally, to defend, indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from, (A) Taxes imposed on an Acquired Company, or for which an Acquired Company may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date and (B) Taxes imposed on a Buyer Group Member as a result of such Buyer Group Member being a United States shareholder (within the meaning of Section 951(b) of the Code) of either of the Mexican Subsidiaries, to the extent such amounts are attributable to Subpart F income of such Mexican Subsidiary (within the meaning of Section 952(a) of the Code) arising in a calendar year ending prior to the Closing Date.

(ii)                                  For purposes of Section 8.1(a)(i), whenever it is necessary to determine the liability for Taxes of an Acquired Company for a Straddle Period, the determination of the Taxes of the Company or such Subsidiary for the portion of the Straddle Period ending on and including the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of an Acquired Company for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Acquired Company were closed at the close of the Closing Date, provided, however, that exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as property Taxes and depreciation deductions, shall be apportioned between such two taxable years or periods on a daily basis.

(iii)                               Buyers, on the one hand, and the Sellers, jointly and severally, on the other hand, shall each be liable for and pay, and pursuant to Article XI shall defend, indemnify and hold each other harmless from and against one half of any and all Losses and Expenses incurred in connection with or arising from any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement.

(b)                                 Tax Returns.

(i)                                     The Sellers’ Representative on behalf of the Acquired Companies shall file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to an Acquired Company for taxable years or periods ending on or before the Closing Date, and shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.  Buyers shall file or cause to be filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to an Acquired Company (including any Straddle Period Tax Returns) and shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.

(ii)                                  Unless otherwise required by applicable Requirements of Laws, all Tax Returns required to be filed in accordance with this paragraph (b) relating to Tax periods ending on or before, or including the Closing Date, shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date).

(iii)                               The Sellers’ Representative shall, on behalf of the Sellers, reimburse Buyers the Taxes for which Sellers are liable pursuant to Section 8.1(a) but which are remitted in respect of any Tax Return to be filed by Buyers pursuant to this paragraph (b) upon the written request of Buyers.  For the avoidance of doubt, such reimbursement obligations shall not be subject to the limitations on indemnification set forth in Article XI.

(c)                                  Contest Provisions.

(i)                                     Buyers shall notify Sellers’ Representative in writing upon receipt by Buyers, any of their Affiliates or, after the Closing Date, an Acquired Company of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to any taxable period ending on or before the Closing Date or to any Straddle Period; provided, that failure to comply with this provision shall not affect Buyers’ right to indemnification under this Agreement except to the extent such failure materially impairs the Sellers’ ability to contest any such Tax liabilities.

(ii)                                  Sellers’ Representative shall have the sole right to represent an Acquired Company’s interests in any Tax audit or administrative or court proceeding relating to a Tax liability (A) for which Sellers would be required to indemnify Buyer Group Members pursuant to Section 8.1(a) and (B) that relates solely to a taxable year or period ending on or before the Closing Date, and to employ counsel of Sellers’ Representative’s choice at Sellers’ Representative’s expense; provided, however, that except for Tax audits and administrative or court proceedings disclosed on Schedule 5.6(B), Sellers’ Representative shall have no right to represent an Acquired Company’s interests in any Tax audit or administrative or court proceeding unless (1) Sellers’ Representative shall have first notified Buyers in writing of Sellers’ Representative’s intention to do so and of the identity of counsel, if any, chosen by Sellers’ Representative in connection therewith and (2) the Sellers agree with Buyers that, as between Buyers and Sellers, Sellers shall, jointly and severally, be liable for any Losses and Expenses relating to Taxes that result from such audit or proceeding.  Sellers’ Representative intends to represent one or more Acquired Company’s interests in Tax audits and administrative or court proceedings disclosed on Schedule 5.6(B), and agree with Buyers that, as between Buyers and Sellers, Sellers shall, jointly and severally, be liable for any Losses and Expenses relating to Taxes that result from such audit or proceeding.   Buyers and their Representatives shall be permitted, at Buyers’ expense, to be present at, and participate in, any such audit or proceeding.  Notwithstanding the foregoing, Sellers’ Representative shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect the liability for Taxes of any Buyer Group Member, an Acquired Company or any Affiliate thereof for any period after the Closing Date to any extent without the prior written consent of Buyers, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii)                               Buyers shall have the sole right to represent an Acquired Company’s interests in any Tax audit or administrative or court proceeding relating to Tax liabilities other than those for which Sellers has exercised such right pursuant to paragraph Section 8.1(c)(ii) and to employ counsel of Buyers’ choice at Buyers’ expense.  Buyers shall have the sole right to defend an Acquired Company with respect to any issue, and settle or compromise any issue, arising in connection with any Tax audit or administrative or court proceeding to the extent Buyers shall have agreed in writing to forego any indemnification under this Agreement with respect to such issue.

(iv)                              Nothing herein shall be construed to impose on Buyers any obligation to defend an Acquired Company in any Tax audit or administrative or court proceeding.  Any proceeding with respect to which Sellers’ Representative does not assume control in accordance with this Section 8.1(c) may be settled or compromised in the discretion of Buyers, and any such settlement or compromise shall not affect any Buyer Group Member’s right to indemnification under this Agreement.

(d)                                 Assistance and Cooperation.  After the Closing Date, each of Sellers and Buyers shall (and shall cause their respective Affiliates to):

(i)                                     timely sign and deliver such certificates or forms as may be necessary or appropriate to establish a permissible exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 8.1(a)(iii) (relating to sales, transfer and similar Taxes, in each case prepared in accordance with applicable Requirements of Laws);

(ii)                                  assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 8.1(b), and in connection therewith provide the other party necessary powers of attorney;

(iii)                               cooperate fully in preparing for and conducting any audits of, or disputes with taxing authorities regarding, any Tax Returns of each Acquired Company;

(iv)                              make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes; and

(v)                                 provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to Taxes with respect to the Business, the Interests or any Acquired Company for taxable periods for which the other may have a Liability under this Section 8.1 and furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

(e)                                  Election under Section 338 for the Mexican Subsidiaries.  Buyers shall make an election under Section 338 of the Code for each Mexican Subsidiary (collectively, the “Mexican Subsidiary Section 338 Elections”) and the Sellers’ Representative shall take all steps necessary to effect such elections.   The Allocation Schedule described in Section 3.6(b) shall include allocations among the assets of each Mexican Subsidiary.

(f)                                   Survival of Obligations.  Notwithstanding anything to the contrary in this Agreement, and notwithstanding Section 13.1 of this Agreement, the obligations of the parties set forth in this Section 8.1 shall be unconditional and absolute and shall remain in effect without limitation as to time.

8.2.                            Employees and Employee Benefit Plans.

(a)                                 During the period commencing at the Closing Date and ending on the date which is 12 months from the Closing Date (or if earlier, the date of the employee’s termination of employment with the Acquired Companies), Buyers shall, or shall cause the Acquired Companies to provide the Continuing Employees, in the aggregate, with aggregate cash compensation (i.e., salary, wages and bonus opportunity) and material employee benefits not materially less favorable than the aggregate cash compensation (i.e., salary, wages and bonus opportunity) and material employee benefits provided by the Acquired Companies to all Continuing Employees, in the aggregate, immediately prior to the Closing. The foregoing is understood not to apply to Continuing Employees under the Employment Agreements, whose terms and conditions of employment shall be governed by those Agreements and not this Section 8.2(a).

(b)                                 Sellers shall (i) cause the Acquired Companies to take all actions necessary or appropriate to continue the sponsorship of, and participation in, the Victory 401(k) Plan through the Closing Date, (ii) take all actions necessary or appropriate to cause Leedo to cease participating in the Victory 401(k) Plan as of the Closing Date, and (iii) cause the Acquired Companies to take all actions necessary or appropriate to address the items listed on Schedule 8.2(b) prior to the Closing Date to Buyers’ reasonable satisfaction.

(c)                                  This Section 8.2 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 8.2, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 8.2. Nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or (ii) shall alter or limit the ability of Buyers or the Acquired Companies or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them. The parties hereto acknowledge and agree that the terms set forth in this Section 8.2 shall not create any right in any Acquired Company employee or any other Person to any continued employment with any Acquired Company, Buyers or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYERS

The obligations of Buyers under this Agreement shall be subject to the satisfaction or waiver, at the option of Buyers on or prior to the Closing Date, of the following conditions:

9.1.                            No Misrepresentation or Breach of Covenants and Warranties.  There shall have been no material breach by a Seller in the performance of any of its covenants and agreements herein; each of the representations and warranties of Sellers contained or referred to herein that is not qualified as to materiality, Material Adverse Effect or words of similar import shall be true and correct in all material respects on the Closing Date as though made on the Closing Date and each of the representations and warranties of Sellers contained or referred to herein that is qualified as to materiality, Material Adverse Effect or words of similar import shall be true and correct in all respects on the Closing Date as though made on the Closing Date; and the Sellers’ Representative shall have delivered to Buyers a certificate to such effect, dated the Closing Date, signed on behalf of Sellers by the Sellers’ Representative.

9.2.                            Absence of Material Adverse Effect.  Between the date hereof and the Closing Date, there shall have been no Material Adverse Effect; and there shall have been delivered to Buyers a certificate to such effect, dated the Closing Date and signed on behalf of Sellers by the Sellers’ Representative.

9.3.                            No Restraint or Litigation.  The waiting period under the HSR Act shall have expired or been terminated, and no action, suit, investigation or proceeding by a Governmental Body shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of any of the transactions contemplated hereby.

9.4.                            Necessary Governmental Approvals.  The parties shall have received all approvals and actions of or by all Governmental Bodies which are necessary to consummate the transactions contemplated hereby, which are either specified in Schedule 7.3 or otherwise required to be obtained prior to the Closing by applicable Requirements of Laws.

9.5.                            Necessary Consents.  Sellers shall have received consents, in form and substance reasonably satisfactory to Buyers, to the transactions contemplated hereby from the other parties to all Contracts, leases, agreements and permits to which any Acquired Company is a party or by which any Acquired Company or any of the its respective assets is affected and which are specified in Schedule 9.5.

9.6.                            Employment and Noncompetition Agreements.  The Non-Competition Agreement and each Employment Agreement shall then be in full force and effect (other than as a result of any act or omission by Buyers), and no party to any such Agreement (other than Buyers) shall have taken any action to revoke or rescind any such Agreement.

9.7.                            Sellers’ Deliveries.  Sellers shall have made all of the deliveries set forth in Section 4.4.

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

The obligations of Sellers under this Agreement shall be subject to the satisfaction or waiver at the option of Sellers on or prior to the Closing Date, of the following conditions:

10.1.                     No Misrepresentation or Breach of Covenants and Warranties.  There shall have been no material breach by Buyers in the performance of any of their covenants and agreements herein; each of the representations and warranties of Buyers contained or referred to in this Agreement that is not qualified as to materiality, Material Adverse Effect or words of similar import shall be true and correct in all material respects on the Closing Date as though made on the Closing Date and each of the representations and warranties of Buyers contained or referred to in this Agreement that is qualified as to materiality, Material Adverse Effect or words of similar import shall be true and correct in all respects on the Closing Date as though made on the Closing Date; and there shall have been delivered to Sellers a certificate to such effect, dated the Closing Date and signed on behalf of Buyers by an authorized officer of Buyers.

10.2.                     No Restraint or Litigation.  The waiting period under the HSR Act shall have expired or been terminated, and no action, suit or proceeding by any Governmental Body shall have been instituted or threatened to restrain, prohibit or otherwise challenge the legality or validity of any of the transactions contemplated hereby.

10.3.                     Necessary Governmental Approvals.  The parties shall have received all approvals and actions of or by all Governmental Bodies necessary to consummate the transactions contemplated hereby, which are required to be obtained prior to the Closing by applicable Requirements of Laws.

10.4.                     Buyers’ Deliveries.  Buyers shall have made all of the deliveries set forth in Section 4.3.

10.5.                     Employment and Non-Competition Agreements.  The Non-Competition Agreement and each Employment Agreement shall then be in full force and effect (other than as a result of any act or omission by any party thereto other than Buyers), and Buyers shall not have taken any action to revoke or rescind any such Agreement.

ARTICLE XI

INDEMNIFICATION

11.1.                     Indemnification by Sellers.

(a)                                 Subject to the other terms and conditions of this Article XI and Section 13.1, the Sellers jointly and severally agree to defend, indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member (whether or not such Losses and Expenses involve a Third Person Claim (as defined below)) in connection with or arising from:

(i)                                     (A) any breach of any warranty or the inaccuracy of any representation of a Seller contained or referred to in this Agreement as of the date hereof and as if such representation or warranty was made on and as of the Closing (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date), or (B) any inaccuracy in any certificate delivered by or on behalf of Sellers pursuant hereto (in each case, for purposes of determining the amount of any Loss, without giving effect to any materiality, Material Adverse Effect or similar qualifications limiting the scope of such representation, warranty or certification);

(ii)                                  any breach by the Sellers’ Representative of any of its covenants or agreements or any failure of the Sellers’ Representative to perform any of its obligations contained or referred to in this Agreement.

(iii)                               any Transaction Expenses in excess of the Closing Date Transaction Expenses as set forth in the Accounting Report;

(iv)                              any Indebtedness of the Acquired Companies in the aggregate in excess of the Closing Date Indebtedness as set forth in the Accounting Report;

(v)                                 any breach by either Seller of any of its covenants or agreements, or any failure of a Seller to perform any of its obligations, in this Agreement or the Non-Competition Agreement;

(vi)                              the Restructuring and any Liabilities resulting from the Restructuring; or

(vii)                           the matters described on Schedule 11.1(a)(vi);

provided, however, that:

(A) each Seller shall not be required to defend, indemnify and hold harmless under clause (i) of this Section 11.1(a) with respect to Losses and Expenses incurred by Buyer Group Members (other than Losses and Expenses incurred with respect to inaccuracies of the representations and warranties contained in Sections 5.1(a), (c) — (e), 5.2(a), 5.6(e)(i), the last sentence of 5.7, 5.13 and 5.23 (collectively, the “Sellers’ Fundamental Representations”), as to which this proviso shall have no effect) until the aggregate amount of such Losses and Expenses subject to indemnification by Sellers exceeds $3,000,000 (the “Basket”); provided, however, that once the amount of the Basket is exceeded, each Seller shall defend, indemnify and hold harmless the Buyer Group Members from the aggregate amount of all Losses and Expenses otherwise recoverable under this Article XI, irrespective of the Basket; provided further, no Seller shall be liable for any individual Loss or Expense (or series of related Losses or Expenses) otherwise recoverable under Section 11.1(a)(i) which does not exceed $25,000 (which Loss or Expense shall not be counted towards the other limits in this subclause (A) and the following subclause (B)); and

(B) in no event shall the aggregate amount required to be paid by Sellers pursuant to Section 11.1(a)(i) exceed $40,000,000 (other than Losses and Expenses incurred with respect to inaccuracies of the Sellers’ Fundamental Representations, which Losses and Expenses shall be limited to the Purchase Price).

(b)                                 The indemnification provided for in Section 11.1(a)(i) shall terminate when the applicable representation or warranty terminates in accordance with Section 13.1 (and no claims shall be made by any Buyer Group Member under Section 11.1(a)(i) thereafter), except that the indemnification by Sellers shall continue as to:

(i)                                     the Sellers’ Fundamental Representations, as to which such representations and warranties shall expire on the date that is 60 days after the lapse of the longest applicable statute of limitations, including any extensions thereof (which, for the avoidance of doubt, includes all statutes of limitations applicable to the underlying claim);

(ii)                                  the representations and warranties of the Sellers contained in Section 5.6 shall expire on the date that is 60 days after the lapse of the longest applicable statute of limitations, including any extensions thereof (which, for the avoidance of doubt, includes all statutes of limitations applicable to the underlying claim); and

(iii)                               any Loss or Expense of which any Buyer Group Member has notified Sellers in accordance with the requirements of Section 11.3 on or prior to the date such indemnification obligation would otherwise terminate in accordance with this Section 11.1, as to which the obligation of Sellers shall continue until the liability of Sellers shall have been determined pursuant to this Article XI, and , if applicable, Sellers shall have reimbursed all Buyer Group Members for the full amount of such Loss and Expense in accordance with this Article XI.

The indemnification provided for in this Section 11.1 other than Section 11.1(a)(i) shall survive indefinitely, except as otherwise provided in Section 13.1. For the avoidance of doubt, the parties hereto hereby agree and acknowledge that the survival periods set forth in this Section 11.1(b) and in Section 13.1 are contractual statutes of limitations and any claim brought by any party pursuant to this Article XI must be brought or filed prior to the expiration of the applicable survival period.

(c)                                  Except for any payment required by Section 3.4(b), the Buyer Group Members shall first look to satisfy the amount of any indemnification obligation provided for in this Section 11.1 from the Escrow Funds then remaining in the Escrow Account (and held by the Escrow Agent in accordance with Section 3.7 and the Escrow Agreement) and not subject to any Pending Claims.  If any such Escrow Funds, excluding any portion thereof subject to a Pending Claim, are insufficient to satisfy in full any such indemnification obligation, then, subject to any applicable limitations set forth in this Article XI, Buyers shall be entitled to proceed against the applicable Sellers to satisfy the remainder of such indemnification obligation.

11.2.                     Indemnification by Buyers.

(a)                                 Subject to the other terms and conditions of this Article XI and Section 13.1, Buyers agree, jointly and severally, to defend, indemnify and hold harmless each Sellers Group Member from and against any and all Losses and Expenses incurred by such Sellers Group Member (whether or not such Losses and Expenses involve a Third Person Claim (as defined below)) in connection with or arising from:

(i)                                     (A) any breach of any warranty or the inaccuracy of any representation of Buyers contained or referred to in this Agreement as of the date hereof and as if such representation or warranty was made on and as of the Closing (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date) or (B) any inaccuracy in any certificate delivered by or on behalf of Buyers pursuant hereto;

(ii)                                  any breach by Buyers of any of their covenants or agreements or any failure by Buyer to perform any of their obligations in this Agreement or the Non-Competition Agreement; or

(iii)                               any third person claim arising out of any of the information provided or other actions taken by or on behalf of the Sellers or the Acquired Companies under Section 7.1(b), including any claim arising out of the sole or contributory negligence of such Person, except to the extent such claim otherwise arises from a breach of any representation or warranty in Article V or a breach of any covenant of Sellers other than in Section 7.1(b).

provided, however, that:

(A) Buyers shall not be required to defend, indemnify and hold harmless under clause (i) of this Section 11.2(a) with respect to Losses and Expenses incurred by the Sellers Group Members (other than Losses and Expenses incurred with respect to inaccuracies of the representations and warranties contained in Sections 6.1, 6.2(a), 6.3, 6.5 and 6.7 (collectively, the “Buyers’ Fundamental Representations”), as to which this proviso shall have no effect) until the aggregate amount of such Losses and Expenses subject to indemnification by Buyers exceeds the amount of the Basket; provided, that once the amount of the Basket is exceeded, Buyers shall defend, indemnify and hold harmless the Sellers Group Members for the aggregate amount of all Losses and Expenses otherwise recoverable under this Article XI, irrespective of the Basket; provided further, that Buyer shall not be liable for any individual Loss or Expense (or series of related Losses or Expenses) otherwise recoverable under Section 11.2(a)(i) which does not exceed $25,000 (which Loss or Expense shall not be counted towards the other limits in this subclause (A) and the following subclause (B)); and

(B) in no event shall the aggregate amount required to be paid by Buyers pursuant to Section 11.2(a)(i) exceed $40,000,000 (other than Losses and Expenses incurred with respect to inaccuracies of the Buyers’ Fundamental Representations, which Losses and Expenses shall be limited to the Purchase Price).

(b)                                 The indemnification provided for in Section 11.2(a)(i) shall terminate when the applicable representation or warranty terminates in accordance with Section 13.1 (and no claims shall be made by either Sellers Group Member under Section 11.2(a) thereafter), except that the indemnification by Buyers shall continue as to:

(i)                                     the Buyers’ Fundamental Representations, as to which such representations and warranties shall expire on the date that is 60 days after the lapse of the longest applicable statute of limitations, including any extensions thereof (which, for the avoidance of doubt, includes all statutes of limitations applicable to the underlying claim); and

(ii)                                  any Loss or Expense of which either Sellers Group Member has notified Buyers in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.2, as to which the obligation of Buyers shall continue until the liability of Buyers shall have been determined pursuant to this Article XI, and, if applicable, Buyers shall have reimbursed all Sellers Group Members for the full amount of such Loss and Expense in accordance with this Article XI.

The indemnification provided for in this Section 11.2 other than Section 11.2(a)(i) shall survive indefinitely, except as otherwise provided in Section 13.1. For the avoidance of doubt, the parties hereto hereby agree and acknowledge that the survival periods set forth in this Section 11.1(b) and in Section 13.1  are contractual statutes of limitations and any claim brought by any party pursuant to this Article XI must be brought or filed prior to the expiration of the applicable survival period.

11.3.                     Notice of Claims.

(a)                                 Any Buyer Group Member or Sellers Group Member (each, an “Indemnified Party”) seeking indemnification hereunder (or believing in good faith that it may suffer or incur Losses or Expenses for which it is or may be entitled to indemnification hereunder) shall give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) prompt notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, copies of all written evidence thereof, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any pending or threatened action at law or suit in equity by or against a third Person as to which indemnification will be sought (each such action or suit being a “Third Person Claim”) shall be given promptly after the action or suit is commenced and in any event not later than 30 days after the Indemnified Party receives written notice of such Third Person Claim; provided further that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent the Indemnitor shall have been actually prejudiced by such failure.

(b)                                 After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) pursuant to Section 13.15; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree.  The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

11.4.                     Third Person Claims.

(a)                                 Subject to Section 11.4(b), the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any Third Person Claim against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in all reasonable respects in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that:

(i)                                     the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Indemnified Party has so elected to conduct and control the defense thereof; and

(ii)                                  the Indemnified Party shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld or delayed), pay, compromise or settle any such Third Person Claim, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnitor shall fail, within 14 days after the making of such request, to acknowledge and agree in writing that, if such Third Person Claim shall be adversely determined, such Indemnitor has an obligation to provide indemnification hereunder to such Indemnified Party.

Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third Person Claim without such consent, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld or delayed.  If the Indemnified Party does not elect to proceed with the defense of any such Third Person Claim, the Indemnitor may proceed with the defense of such Third Person Claim with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnitor may not settle, adjust or compromise any such Third Person Claim without the prior written consent of the Indemnified Party (which consent may not be unreasonably withheld or delayed).

(b)                                 If any Third Person Claim against any Indemnified Party (i) is solely for money damages (and where Sellers are the Indemnitor, the potential liability of Sellers exceeds the potential liability of Buyers thereunder), and (ii) where Sellers are the Indemnitor, will have no continuing effect in any material respect on the assets or properties or Business of the Acquired Companies or the Interests, then the Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such Third Person Claim against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnified Party shall cooperate in all reasonable respects in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it, in the defense of any such Third Person Claim as to which the Indemnitor has so elected to conduct and control the defense thereof, the expenses of which participation shall, unless there is a conflict of interest between the Indemnitor and the Indemnified Party, be payable by the Indemnified Party.  Notwithstanding the foregoing contained in this Section 11.4(b), the Indemnified Party shall have the right to pay, settle or compromise any such Third Person Claim, provided, that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnified Party shall have sought the consent of the Indemnitor to such payment, settlement or compromise and such consent was unreasonably withheld or delayed, in which event no claim for indemnity therefor hereunder shall be waived.  The Indemnitor may not settle, adjust or compromise any such Third Person Claim without the prior written consent of the Indemnified Party (which consent may not be unreasonably withheld or delayed).

11.5.                     Setoff.  Buyers shall have the right to withhold and deduct any sum that is then owed to any Buyer Group Member or is reasonably necessary to satisfy any pending claim of indemnification made by a Buyer Group Member in good faith under this Article XI from any amount otherwise payable by any Buyer Group Member to either Seller (or Sellers’ Representative on their behalf) under Section 3.4 or 3.5 of this Agreement or to the counterparties to the Employment Agreements under Exhibit A to such Employment Agreements to the extent the Escrow Amount is insufficient or unavailable for such claimed sum; provided, however, that if pursuant to Section 3.4 or 3.5 or Exhibit A to such Employment Agreements, any amount is due and owing to Sellers or the counterparties to the Employment Agreements, as applicable, and Sellers are contesting a claim asserted in accordance with this Agreement, any disputed portion of that claim which would be setoff against amount otherwise due will be held in a third party escrow account pending resolution of the dispute in accordance with the terms of this Article XI.  For the absence of doubt, Buyers have no such rights under this Section 11.5 as to any portion payable under Exhibit A to the Employment Agreements to any individuals who are not counterparties to the Employment Agreements.

11.6.                     Coordination with Tax Contests.  If there shall be any conflicts between the provisions of this Article XI and Section 8.1(c) (relating to Tax contests), the provisions of Section 8.1(c) shall control with respect to Tax contests.

11.7.                     Tax Benefits and Insurance Policies.  Without limiting the effect of any other limitation contained in this Article XI, for purposes of computing the amount of any and all

Losses and Expenses recoverable under this Article XI, there shall be deducted an amount equal to the amount of any insurance or other third party proceeds actually received (net of any related costs, including deductibles and premium adjustments) by the Indemnified Party or any of its Affiliates in connection with such Losses or Expenses (it being understood that the Indemnified Party and its Affiliates shall use commercially reasonable efforts to obtain such proceeds).  An  indemnity payment hereunder with respect to any Loss or Expense shall be calculated on an “after-tax basis,” which shall mean an amount which is sufficient to compensate the Indemnified Party for the event giving rise to such Loss or Expense (the “Indemnified Event”), determined after taking into account (1) all increases in federal, state, local or other Taxes (including estimated Taxes) payable by the Indemnified Party as a result of the receipt of the indemnity payment (as a result of the indemnity payment being included in income, resulting in a reduction of tax basis, or otherwise), (2) to the extent not previously taken into account in computing the amount of the such Loss or Expense, all increases in federal, state, local and other Taxes (including estimated Taxes) payable by the Indemnified Party as a result of the Indemnified Event for all affected taxable years or periods, and (3) to the extent not previously taken into account in computing the amount of such Loss or Expense, all reductions in federal, state, local and foreign Taxes (including estimated Taxes) realized by the Indemnified Party as a result of the Indemnified Event for all affected taxable years or periods ending on or before the Closing Date and, with respect to any Straddle Period, the portion of the Straddle Period ending on and including the Closing Date.  All calculations shall be made at the time of the relevant indemnification payment using reasonable assumptions.

11.8.                     Adjustment to Purchase Price.  Any payment by Buyers or Sellers under this Article XI shall, to the extent such payment can be properly so characterized under applicable Tax law, be treated by the parties as an adjustment to the Purchase Price (it being understood that if such treatment is later disallowed in any administrative or court proceedings, the Indemnitor shall defend, indemnify and hold harmless the Indemnified Party for the effects of such disallowance, and it being further understood that the obligations under this parenthetical clause shall remain in effect without limitation as to time).

11.9.                     Additional Limitations.

(a)                                 Notwithstanding anything to the contrary contained in Section 11.1(a) or Section 11.1(b), the limitations set forth in Section 11.1(a) and 11.1(b) shall not apply in the event of any willful misconduct or actual fraud.

(b)                                 No Indemnified Party shall be entitled to indemnification with respect to punitive or exemplary damages, or for consequential damages that are not reasonably foreseeable or are remote or speculative (in each case, excluding amounts payable to a third party).

(c)                                  Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Loss or Expense upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto; provided, however, this Section 11.9(c) shall not require any Indemnified Party to expend, or cause its Affiliates to expend, any material funds (judged in light of the underlying matter) unless such Indemnified Party is obligated to expend such funds (or cause its Affiliates to expend such funds) by applicable Requirements of Law.

(d)                                 Notwithstanding anything herein to the contrary, no Losses may be claimed under this Article XI by any Indemnified Party to the extent such Losses are specifically and explicitly included as a liability in the calculation of any adjustment to the Purchase Price pursuant to Section 3.3 or Section 3.4.

11.10.              Exclusive Remedies.  Except for willful misconduct or actual fraud and other remedies that cannot be waived as a matter of law and injunctive and provisional relief (including specific performance), if the Closing occurs, this Article XI shall be the sole and exclusive remedy for breaches of this Agreement, either Seller Ancillary Agreement or any Buyer Ancillary Agreement (including any covenant, obligation, representation or warranty contained herein or therein, or in any certificate delivered pursuant hereto or thereto and with respect to any and all claims by the Indemnified Parties relating to this Agreement, the Seller Ancillary Agreements, the Buyer Ancillary Agreements, the Acquired Companies, the events giving rise to or the subject matter of this Agreement and the transactions contemplated hereby and thereby). In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any law, except pursuant to the indemnification provisions set forth in this Article XI and except for willful misconduct or actual fraud.

ARTICLE XII

TERMINATION

12.1.                     Termination.  Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a)                                 by the mutual consent of Buyers and the Sellers’ Representative;

(b)                                 by Buyers or Sellers’ Representative if the Closing shall not have occurred on or before 60 days after the date of this Agreement (or such later date as may be mutually agreed to in writing by Buyers and Sellers) (the “Outside Date”); provided, however, that if the approvals of the Governmental Bodies contemplated by Section 7.3(c) have not been obtained by the Outside Date and all other conditions to the Closing are satisfied or capable of then being satisfied, the Outside Date may be extended by Buyers or Sellers one or more times by written notice to the other party for additional periods of time not to exceed 60 days in the aggregate. Notwithstanding the foregoing, neither Buyers nor Sellers shall be permitted to terminate this Agreement pursuant to this Section 12.1(b) if the failure to consummate the transactions contemplated herein results from, or is caused by, a material breach by such party of any of its representations, warranties, covenants or agreements contained herein;

(c)                                  by Buyers in the event of any material breach by Sellers of any of Sellers’ agreements, representations or warranties contained herein and the failure of Sellers to cure such breach within 15 days after receipt of notice from Buyers requesting such breach to be cured; or

(d)                                 by Sellers’ Representative in the event of any material breach by Buyers of any of Buyers’ agreements, representations or warranties contained herein and the failure of Buyers to cure such breach within 15 days after receipt of notice from Sellers requesting such breach to be cured.

12.2.                     Notice of Termination.  Any party desiring to terminate this Agreement pursuant to Section 12.1 shall give notice of such termination to the other party to this Agreement.

12.3.                     Effect of Termination.  If this Agreement is validly terminated pursuant to this Article XII, all further obligations of the parties under this Agreement (other than this Section 12.3 and Sections 13.2 and 13.3 and the Confidentiality Agreement) shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve any party from liability for actual fraud or any breach of this Agreement prior to termination.

ARTICLE XIII

GENERAL PROVISIONS

13.1.                     Survival of Obligations.  All representations and warranties contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that, except as otherwise provided in Article XI, the representations and warranties contained in Articles V and VI shall terminate on the eighteen-month anniversary of the Closing Date; provided, further, that the representations and warranties contained in Section 5.12(c) shall terminate on the twelve-month anniversary of the Closing Date.   All covenants, agreements and obligations contained in this Agreement shall survive the Closing Date until, and will expire, in each case, in accordance with their terms or, where no term is specified, on the date that is 60 days after the lapse of the longest applicable statute of limitations, including any extensions thereof (which, for the avoidance of doubt, includes all statutes of limitations applicable to the underlying claim).

13.2.                     Confidential Nature of Information.  Without limiting Buyers’ obligations under the Confidentiality Agreement, each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, if the transactions contemplated hereby are not consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith.  Each Seller also covenants and agrees that, if Closing occurs, it will not, and will not permit any of its Affiliates to, divulge or make use of any trade secrets or other confidential information of any Acquired Company or the Business other than to disclose such secrets and information to Buyers or their Affiliates.  All such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyers, to its counsel, accountants, financial advisors or existing and prospective lenders, prospective syndicate members or other prospective participants in the Financing, and in the case of Sellers, to their counsel, accountants or financial advisors).  No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Company Interests; provided, however, that after the Closing Buyers may use or disclose any confidential information with respect to or about any Acquired Company or otherwise reasonably related to the Business or the Interests.  The obligation of each party to treat documents, materials and other information which it shall have obtained from the other party in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than the other party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable Requirements of Laws, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

13.3.                     No Public Announcement.  The parties acknowledge that they intend for there to be a public announcement regarding this Agreement that is to be mutually agreed upon and that is to be issued before the opening of trading on the New York Stock Exchange on the next trading day after execution and delivery of this Agreement and an investor conference call hosted by Buyers.  Each of Buyers and Sellers’ Representative shall consult with each other before issuing any press release or similar public announcement pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned, except as may be required by Requirements of Laws or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use commercially reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

13.4.                     Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) if transmitted by facsimile upon confirmation that such facsimile transmission has been received, or (c) one Business Day following the day sent when sent by registered or certified mail or by overnight courier that obtains a receipt, in each case at the following addresses and facsimile numbers:

If to Buyers, to:

KapStone Kraft Paper Corporation

KapStone Charleston Kraft LLC

1101 Skokie Blvd, Suite 300

Northbrook, Illinois 60062

Attention: Roger W. Stone

Facsimile: (847) 205-7264

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention:  Kevin Blatchford and Jonathan Babb
Facsimile:  (312) 853-7036

If to either Seller, to:

Victory Packaging, L.P.
3555 Timmons Lane, Suite 1400
Houston, Texas 77401
Attention: Mr. H. Benjamin Samuels
Facsimile: (713) 961-3824

with a copy (which shall not constitute notice) to:

Thompson & Knight LLP
333 Clay, Suite 3300
Houston, Texas  77002
Attention: W. Christopher Schaeper
Facsimile:  (832) 397-8011

or to such other address as such party may indicate by a notice delivered to the other party hereto.

13.5.                     Successors and Assigns.

(a)                                 The rights of any party under this Agreement shall not be assignable by such party hereto without the written consent of the other parties, except that the rights of Buyers hereunder may be assigned prior to the Closing, without the consent of Sellers, to an Affiliate of Buyers, provided that any such permitted assignment shall not relieve any assignor of its obligations hereunder.  Following the Closing, Buyers may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.  Notwithstanding the foregoing, Buyers may assign this Agreement to any of its lenders as collateral security.

(b)                                 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  The successors and permitted assigns hereunder shall include, in the case of Buyers, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and permitted assigns permitted by this Section 13.5 any right, remedy or claim under or by reason of this Agreement.

13.6.                     Access to Records after Closing.

(a)                                 For a period of six years after the Closing Date, Sellers and their Representatives shall have reasonable access to all of the books and records of the Acquired Companies transferred to Buyers hereunder and relating to the operations of the Business prior to the Closing Date to the extent that such access may reasonably be required by Sellers.  Such access shall be afforded by Buyers upon receipt of reasonable advance notice and during normal business hours.  Sellers shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 13.6(a).  If Buyers shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyers shall, prior to such disposition, give Sellers a reasonable opportunity, at Sellers’ expense, to segregate and remove such books and records as Sellers may select.  Notwithstanding the foregoing, neither Buyers nor the Acquired Companies shall be required to violate any obligation of confidentiality, Court Order or Requirements of Law to which Buyers or any Acquired Company is subject or to waive any privilege which any of them may possess in discharging their obligations pursuant to this Section 13.6(a) (it being understood that Buyers shall cause the Acquired Companies to take reasonable actions to eliminate any such impediments to providing such information).

(b)                                 For a period of six years after the Closing Date, Buyers and their Representatives shall have reasonable access to all of the books and records relating to the Interests, the Acquired Companies or the Business which Sellers or any of their respective Affiliates may retain after the Closing Date.  Such access shall be afforded by Sellers and their respective Affiliates upon receipt of reasonable advance notice and during normal business hours.  Buyers shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 13.6(b).  If Sellers or any of their respective Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Sellers shall, prior to such disposition, give Buyers a reasonable opportunity, at Buyers’ expense, to segregate and remove such books and records as Buyers may select. Notwithstanding the foregoing, neither Seller shall be required to violate any obligation of confidentiality, Court Order or Requirements of Law to which either Seller is subject or to waive any privilege which any of them may possess in discharging their obligations pursuant to this Section 13.6(b) (it being understood that Sellers shall take reasonable actions to eliminate any such impediments to providing such information).

13.7.                     Sellers’ Representative.

(a)                                 Each Seller irrevocably constitutes and appoints VPM as “Sellers’ Representative” to act as such Seller’s true and lawful attorney-in-fact and agent and authorizes Sellers’ Representative, acting for such Seller and in such Seller’s name, place and stead, in any and all capacities, to do and perform every act and thing required or permitted to be done with respect to all matters arising under this Agreement, the Escrow Agreement and any other Seller Ancillary Agreement.  All actions taken by Sellers’ Representative hereunder, under the Escrow Agreement or under any other Seller Ancillary Agreement shall be binding upon all Sellers and their respective heirs, estates, executors, personal representatives and successors and permitted assigns as if expressly confirmed and ratified in writing by each of them.  Sellers’ Representative shall take any and all actions which it believes are necessary or appropriate under this Agreement, the Escrow Agreement or any other Seller Ancillary Agreement for and on behalf of Sellers, as fully as if Sellers were acting on their own behalf, including:

(i)                                     receiving the Estimated Closing Date Cash Payment or any Earnout Payment (including in each case any adjustments thereto) from Buyers and receiving on behalf of Sellers any amounts disbursed pursuant to the Escrow Agreement and distributing such funds in accordance with this Agreement or the Escrow Agreement, as applicable;

(ii)                                  participating in the adjustment, objection, resolution and other processes or procedures pursuant to this Agreement or either Seller Ancillary Agreement, including pursuant to Articles III or XI;

(iii)                               initiating, consenting to, compromising or settling all indemnity claims or obligations or taking any other actions on behalf of any and all Sellers pursuant to Article XI;

(iv)                              initiating or taking any action with respect to any suit, action or proceeding arising out of or related to this Agreement;

(v)                                 executing and performing the Escrow Agreement or any other Seller Ancillary Agreement in accordance with its terms;

(vi)                              taking any and all actions on behalf of Sellers from time to time as Sellers’ Representative may deem necessary or desirable to fulfill the interests and purposes of this Agreement, the Escrow Agreement and the other Seller Ancillary Agreements and engaging agents and representatives (including accountants and legal counsel) to assist in connection herewith and therewith;

(vii)                           taking any and all action on behalf of Sellers from time to time as Sellers’ Representative may deem necessary or desirable to make or enter into any waiver, amendment, agreement, opinion, certificate or other document contemplated under this Agreement, the Escrow Agreement or any other Seller Ancillary Agreement;

(viii)                        delivering all notices required to be delivered by either Seller; and

(ix)                              receiving all notices required to be delivered to either Seller.

No Seller may take any of the actions set forth in paragraphs (i) through (ix) of this Section 13.7(a) without the prior written consent of the Sellers’ Representative.

(b)                                 Each Seller grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the matters described above, as fully to all intents and purposes as such Seller might or could do in person, hereby ratifying and confirming all that Sellers’ Representative may lawfully do or cause to be done by virtue hereof.  Without limiting the generality of the foregoing, Sellers’ Representative shall have full power and authority to interpret all the terms and provisions of this Agreement, the Escrow Agreement and any other Seller Ancillary Agreement and to consent to any amendment or waiver hereof or thereof on behalf of all Sellers and their successors.  Buyers and the Escrow Agent are entitled and authorized to give notices only to Sellers’ Representative for any notice contemplated by this Agreement, the Escrow Agreement or any other Seller Ancillary Agreement to be given to either Seller.  A successor to Sellers’ Representative may be chosen by a majority in interest of Sellers, provided that notice thereof is given promptly by the successor Sellers’ Representative to Buyers and the Escrow Agent and to each Seller.

(c)                                  The grant of authority provided for in this Section 13.7 (i) is coupled with an interest and is being granted, in part, as an inducement to Buyers to enter into this Agreement and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of either Seller and shall be binding on any successor thereto, and (ii) shall survive any distribution from the Escrow Agent.

(d)                                 Sellers’ Representative shall not have by reason of this Agreement a fiduciary relationship in respect of either Seller.  Sellers’ Representative shall not be liable to either Seller for any action taken or omitted by Sellers’ Representative hereunder or under any other document hereunder, or in connection therewith, except that Sellers’ Representative shall not be relieved of any Liability imposed by Law for actual fraud, gross negligence or willful misconduct.  Sellers’ Representative shall not be liable to either Seller for any apportionment or distribution of payments made by Sellers’ Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of either Seller to whom payment was due, but not made, shall be to recover from other Sellers any payment in excess of the amount to which they are determined to have been entitled.  Sellers’ Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.  Each Seller acknowledges and agrees that Sellers’ Representative shall not be obligated to take any actions and shall be entitled to take such actions as Sellers’ Representative deems appropriate in Sellers’ Representative’s sole discretion.

(e)                                  Each Seller agrees that Buyers and the Escrow Agent shall be entitled to rely on any decision, act, consent or instruction of Sellers’ Representative on behalf of Sellers for purposes of all matters under this Agreement, the Escrow Agreement and any other Seller Ancillary Agreement (including for purposes of all matters under Articles III, and IX) and that each such decision, act, consent or instruction shall be binding on each Seller and such Seller’s successors and permitted assigns as fully as if such Person had so decided, acted, consented or instructed.  None of Buyers or the Escrow Agent (i) need be concerned with the authority of Sellers’ Representative to act on behalf of a Seller hereunder or (ii) shall be held liable or accountable in any manner for any act or omission of Sellers’ Representative in such capacity.

13.8.                     Entire Agreement; Amendments.  This Agreement and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto, including the Confidentiality Agreement.  This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Sellers’ Representative and Buyers.

13.9.                     Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Requirements of Laws, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

13.10.              Waivers.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to Buyers, it is authorized in writing by an authorized representative of each Buyer, and if, as to either Seller, by the Sellers’ Representative.  Except as provided in Section 7.8(c), the failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

13.11.              Expenses. Except as otherwise provided herein, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

13.12.              Execution in Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Sellers and Buyers.  Delivery of an executed counterpart of a signature page to this Agreement shall be as effective as delivery of a manually executed counterpart of this Agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission or e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

13.13.              Further Assurances.  From time to time following the Closing, each party shall execute and deliver, or cause to be executed and delivered, to the other party such other documents and instruments as such party may reasonably request or as may be otherwise necessary to more effectively carry out the transactions contemplated by this Agreement.

13.14.              Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, except for any such laws that would require the application of the laws of any other jurisdiction, including any applicable state and local laws pertaining to Environmental matters at each location.

13.15.              Resolution of Disputes.  Following the Closing, any dispute, controversy or claim arising out of or relating to this Agreement, or the negotiation or breach, termination or validity thereof (a “Dispute”), shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitration shall be held in New York, New York and shall be conducted before a single arbitrator, independent of the parties hereto and appointed from AAA’s National Roster in accordance with AAA’s Commercial Arbitration Rules.  The law applicable to the arbitration, including the administration and enforcement thereof, shall be the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and the law governing this Agreement.  The non-prevailing party in any arbitration shall bear the cost of the arbitration, including the fees and expenses of the arbitrator and shall be responsible for its own and the prevailing party’s out-of-pocket costs and expenses incurred in connection with the arbitration.  Each party shall bear the cost of preparing and presenting its case.  Limited discovery shall be permitted prior to the arbitration hearing as follows:  (i) exchange of witness lists; (ii) exchange of documentary evidence and documents relating to or arising out of the issues to be arbitrated; (iii) depositions of party witnesses; and (iv) such other depositions as may be allowed by the arbitrator upon a showing of good cause.  Depositions shall be conducted in accordance with the Federal Code of Civil Procedure.  The arbitration award (the “Award”) shall be presented to the parties in writing, and upon request of either Buyers or the Sellers’ Representative, shall specify the factual and legal bases for the Award.  The judgment upon any Award rendered in such arbitration shall be binding on the parties and may be entered in any court having jurisdiction in accordance with

Section 13.17.  The Award may be confirmed and enforced in any court of competent jurisdiction.  Any post-Award proceedings shall be governed by the Federal Arbitration Act.  Notwithstanding any of the foregoing, each of Buyers, Sellers or the Sellers’ Representative may, without inconsistency with this arbitration provision, apply to any court having jurisdiction in accordance with Section 13.17 with respect to (i) any Dispute, controversy or claim based upon any willful misconduct, intentional misrepresentation or actual fraud, and (ii) interim provisional, injunctive or other equitable relief until the Award is rendered or the controversy is otherwise resolved.  Except as required by applicable Requirements of Law and except as necessary in court proceedings to enforce this arbitration provision or any Award, or to obtain relief with respect to a matter described in the immediately preceding sentence, neither Buyers, Sellers, the Sellers’ Representative nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of Buyers and the Sellers’ Representative.

13.16.              Time is of the Essence.  With respect to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.17.              Submission to Jurisdiction; Waiver of Jury Trial.  The parties hereby irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby to the exclusive jurisdiction of the United States District Court for the Southern District of New York and any court of the State of New York located in the County of New York and waive any and all objections to jurisdiction that they may have under any applicable law or any claim or objection that any such court is in an inconvenient forum.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

13.18.              Claims Against Debt Financing Sources.  Subject to the rights of the parties to the Debt Commitment Letters under the terms thereof, none of the parties hereto shall have any rights or claims against the lenders, any other financing sources of the Financing or any Affiliate thereof (collectively, the “Debt Financing Sources”), solely in their respective capacities as lenders or arrangers in connection with the Financing, and the Debt Financing Sources, solely in their respective capacities as lenders or arrangers, shall not have any rights or claims against any party hereto or any related person thereof, in connection with this Agreement or the Financing, whether at law or equity, in contract, in tort or otherwise.  Without limiting the foregoing and notwithstanding anything to the contrary contained herein, each of the parties hereto waives any right to trial by jury in respect of any such claim, suit, action or proceeding.  The provisions of this Section, as well as Section 12.3 and Section 13.17, shall be enforceable by each Debt Financing Source, its Affiliates and their respective successors and permitted assigns as express third-party beneficiaries.

13.19.              Privileged Communications.

(a)                                 Sellers and Buyers hereby acknowledge and agree that, notwithstanding any provision of this Agreement, neither Buyers nor any of their Affiliates shall have access to (and each hereby waives any right of access it may otherwise have with respect to) any Privileged Communications, whether or not the Closing occurs.  Without limiting the generality of the foregoing, Buyers hereby acknowledge and agree, upon and after the Closing: (i) neither Buyers nor any of their Affiliates shall be a holder of, or have any right, title or interest to the Privileged Communications; (ii) only Sellers shall hold property rights in the Privileged Communications and shall have the right to waive or modify such property rights; and (iii) Sellers shall have no duty whatsoever to reveal or disclose any Privileged Communications to Buyers or any of its Affiliates; provided, however, that nothing contained herein shall prevent Buyers or their Affiliates from requesting, using or accessing any such communications in connection with document production requests or discovery in any third party litigation, arbitration or other legal proceeding so long as such communications would not be subject to an attorney-client privilege if they were being requested in a litigation, arbitration or other legal proceeding by an unrelated third party and such communications are produced or required to be produced in response to such document production requests or discovery.

(b)                                 To the extent that any Privileged Communications is disclosed or made available to Buyers, the parties hereto hereby agree (i) that the disclosure, receipt and/or review of such Privileged Communication is entirely inadvertent and shall not waive, modify, limit or impair in any form or fashion the protected nature of the Privileged Communications, (ii) it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege, and (iii) Sellers shall have the right in their sole discretion and at any time to require the return and/or destruction of the Privileged Communications.

[signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

KAPSTONE KRAFT PAPER CORPORATION

By:	/s/ Roger W. Stone
Name: ROGER W. STONE
Title: Chief Executive Officer

KAPSTONE CHARLESTON KRAFT LLC

By:	/s/ Roger W. Stone
Name: ROGER W. STONE
Title: Chief Executive Officer

VP HOLDCO, INC.

By:	/s/ H. Benjamin Samuels
Name: H. BENJAMIN SAMUELS
Title: Chief Executive Officer

VICTORY PACKAGING MANAGEMENT, LLC

By:	/s/ H. Benjamin Samuels
Name: H. BENJAMIN SAMUELS
Title: Chief Executive Officer